Form 10-K, Exhibit 13
period 1994-01-29
MEYER FRED INC
filed 1994-04-27
CIK 701169

                                                               EXHIBIT 13

SELECTED FINANCIAL DATA
                                                                   Fiscal Year Ended
                                          ------------------------------------------------------------------
(In thousands, except per-share           January 29,       January 30,       February 1,        February 2,
data and statistical information)               1994              1993              1992               1991
- - ------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net sales. . . . . . . . . . . . . . . . . $2,979,082        $2,853,962        $2,702,721         $2,476,055
Gross margin . . . . . . . . . . . . . . .    890,375/1         857,086           809,900            741,720
Operating and administrative expenses. . .    761,627           752,004           731,892            674,212
Restructuring charge (reversal). . . . . .         --                --            (8,289)               --
Income from operations . . . . . . . . . .    128,748/1         105,082            86,297/6           67,508
Interest expense, net of interest income/2      8,246             8,912            15,302             15,974
Income (loss) before income taxes. . . . .    120,502            96,170            70,995             51,534
Income tax expense (benefit) . . . . . . .     49,598/3          35,583            25,768             17,951
Net income (loss) before accounting
  change or extraordinary item . . . . . .     70,904/3          60,587            45,227/6           33,583
Effect of an accounting change . . . . . .     (2,588)/4             --                --                 --
Extraordinary item . . . . . . . . . . . .         --                --                --                 --
                                            ---------        ----------        ----------         ----------
Net income (loss). . . . . . . . . . . . .  $  68,316        $   60,587        $   45,227/6       $   33,583
                                            =========        ==========        ==========         ==========
Earnings (loss) per common share:
  Net income (loss) before accounting
     change or extraordinary item. . . . .      $2.50             $2.21             $1.80/6            $1.37
  Effect of accounting change. . . . . . .       (.09)/4             --                --                 --
  Extraordinary item . . . . . . . . . . .         --                --                --                 --
                                                -----             -----             -----              -----
  Net income (loss). . . . . . . . . . . .      $2.41             $2.21             $1.80/6            $1.37
                                                =====             =====             =====              =====
BALANCE SHEET DATA
Total assets . . . . . . . . . . . . . . . $1,318,782        $1,079,103        $  972,794         $  905,756
                                           ----------        ----------        ----------         ----------
Capitalization:
  Long-term debt . . . . . . . . . . . . . $  321,398        $  195,837        $  240,968         $  232,881
  Lease obligations. . . . . . . . . . . .     65,955            70,313            67,387             67,664
  Stockholders' equity . . . . . . . . . .    527,686           450,128           335,154            285,299
                                           ----------        ----------        ----------         ----------
  Total. . . . . . . . . . . . . . . . . . $  915,039        $  716,278        $  643,509         $  585,844
                                           ==========        ==========        ==========         ==========
STATISTICAL INFORMATION
Percent of net sales:
  Nonfood sales. . . . . . . . . . . . . .       62.5%             63.3%             63.7%              64.3%
  Food sales . . . . . . . . . . . . . . .       37.5%             36.7%             36.3%              35.7%
Total stores sales growth. . . . . . . . .        4.4%              5.6%              9.2%              11.6%/8
Comparable stores sales percentage
  increase/5. . . . . . . . . . . . . . . .       2.4%              3.0%              4.0%               3.6%/8
Long-term debt as a percent of total
  capitalization . . . . . . . . . . . . .       42.3%             37.2%             47.9%              51.3%
Net income (loss) as a percent of
  net sales. . . . . . . . . . . . . . . .        2.3%              2.1%              1.7%               1.4%
Number of stores opened during year. . . .          7                 6                 3                  5
Number of stores closed during year. . . .          3                 5                 3                  8
Number of stores operated at end of year .        127               123               122                122
Total retail square feet at end of year. . 13,423,000        12,646,000        12,679,000         12,213,000
Selling square feet at end of year . . . .  9,999,000         9,471,000         9,657,000          9,361,000
Sales per selling square foot
  (weighted average) . . . . . . . . . . .       $312              $304              $283               $269
Common shares outstanding (weighted
  average) . . . . . . . . . . . . . . . . 28,375,000        27,446,000        25,182,000         24,500,000
- - ------------------------------------------------------------------------------------------------------------
/TABLE

SELECTED FINANCIAL DATA (continued)
                                                                 Fiscal Year Ended
                                          -----------------------------------------------------------------
(In thousands, except per-share           February 3,       January 28,       January 30,       January 31,
data and statistical information)               1990              1989              1988              1987
- - -----------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net sales. . . . . . . . . . . . . . . . . $2,284,535        $2,073,544        $1,847,843        $1,688,208
Gross margin . . . . . . . . . . . . . . .    671,044           610,415           547,157           487,829
Operating and administrative expenses. . .    620,953           544,225           485,822           430,469
Restructuring charge (reversal). . . . . .     49,277                --                --                --
Income from operations . . . . . . . . . .        814/7          66,190            61,335            57,360
Interest expense, net of interest income/2     13,947             9,291             7,449            11,945
Income (loss) before income taxes. . . . .    (13,133)           56,899            53,886            45,415
Income tax expense (benefit) . . . . . . .     (6,285)           20,238            21,850            21,350
Net income (loss) before accounting
  change or extraordinary item . . . . . .     (6,848)/7         36,661            32,036            24,065
Effect of an accounting change . . . . . .         --                --                --                --
Extraordinary item . . . . . . . . . . . .         --                --                --            (1,530)/9
                                            ---------         ---------        ----------        ----------
Net income (loss). . . . . . . . . . . . .  $  (6,848)/7      $  36,661        $   32,036        $   22,535
                                            =========         =========        ==========        ==========
Earnings (loss) per common share to:
  Net income (loss) before accounting
     change or extraordinary item. . . . .      $(.28)/7          $1.50             $1.31             $1.15
  Effect of accounting change. . . . . . .         --                --                --                --
  Extraordinary item . . . . . . . . . . .         --                --                --              (.07)/9
                                                -----             -----             -----             -----
  Net income (loss). . . . . . . . . . . .      $(.28)/7          $1.50             $1.31             $1.08
                                                =====             =====             =====             =====
BALANCE SHEET DATA
Total assets . . . . . . . . . . . . . . . $  796,894        $  686,806        $  626,522        $  533,986
                                           ---------         ----------        ----------        ----------
Capitalization:
  Long-term debt . . . . . . . . . . . . . $  188,441        $   92,180        $   87,730        $   76,874
  Lease obligations. . . . . . . . . . . .     66,393            50,774            46,904            36,093
  Stockholders' equity . . . . . . . . . .    251,546           258,188           221,056           186,692
                                           ---------         ----------        ----------        ----------
  Total. . . . . . . . . . . . . . . . . . $  506,380        $  401,142        $  355,690        $  299,659
                                           ==========        ==========        ==========        ==========
STATISTICAL INFORMATION
Percent of net sales:
  Nonfood sales. . . . . . . . . . . . . .       66.8%             68.2%             67.6%             66.1%
  Food sales . . . . . . . . . . . . . . .       33.2%             31.8%             32.4%             33.9%
Total stores sales growth. . . . . . . . .        8.4%/8           12.2%              9.5%              6.6%
Comparable stores sales percentage
  increase/5. . . . . . . . . . . . . . . .       4.5%/8            7.9%              6.6%              4.3%
Long-term debt as a percent of total
  capitalization . . . . . . . . . . . . .       50.3%             35.6%             37.9%             37.7%
Net income (loss) as a percent of
  net sales. . . . . . . . . . . . . . . .        (.3)%/7           1.8%              1.7%              1.3%
Number of stores opened during year. . . .         15                14                 8                 1
Number of stores closed during year. . . .          2                 1                 2                 1
Number of stores operated at end of year .        125               112                99                93
Total retail square feet at end of year. . 11,743,000        10,925,000        10,494,000         9,738,000
Selling square feet at end of year . . . .  9,056,000         8,388,000         8,064,000         7,497,000
Sales per selling square foot
  (weighted average) . . . . . . . . . . .       $261/8            $253              $239              $228
Common shares outstanding (weighted
  average) . . . . . . . . . . . . . . . . 24,801,000        24,470,000        24,403,000        20,870,000
- - -----------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA (continued)
                                                        Fiscal Year Ended
                                          -----------------------------------------------
(In thousands, except per-share           February 1,       February 2,       January 28,
data and statistical information)               1986              1985              1984
- - -----------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net sales. . . . . . . . . . . . . . . . . $1,583,796        $1,449,108        $1,213,992
Gross margin . . . . . . . . . . . . . . .    447,960           395,419           336,677
Operating and administrative expenses. . .    397,841           354,914           293,864
Restructuring charge (reversal). . . . . .         --                --                --
Income from operations . . . . . . . . . .     50,119            40,505            42,813
Interest expense, net of interest income/2     17,652            19,565            18,020
Income (loss) before income taxes. . . . .     32,467            20,940            24,793
Income tax expense (benefit) . . . . . . .     13,000             8,000            10,000
Net income (loss) before accounting
  change or extraordinary item . . . . . .     19,467            12,940            14,793
Effect of an accounting change . . . . . .         --                --                --
Extraordinary item . . . . . . . . . . . .         --             2,649/10             --
                                            ---------         ---------        ----------
Net income (loss). . . . . . . . . . . . .  $  19,467         $  15,589        $   14,793
                                            =========         =========        ==========
Earnings (loss) per common share to:
  Net income (loss) before accounting
     change or extraordinary item. . . . .      $1.06              $.73              $.86
  Effect of accounting change. . . . . . .         --                --                --
  Extraordinary item . . . . . . . . . . .         --               .15/10             --
                                                -----             -----             -----
  Net income (loss). . . . . . . . . . . .      $1.06              $.88              $.86
                                                =====             =====             =====
BALANCE SHEET DATA
Total assets . . . . . . . . . . . . . . . $  568,531        $  538,847        $  420,379
                                           ----------        ----------        ----------
Capitalization:
  Long-term debt . . . . . . . . . . . . . $  130,940        $  175,375        $  124,964
  Lease obligations. . . . . . . . . . . .     89,236            89,297            70,340
  Stockholders' equity . . . . . . . . . .     98,395            78,584            62,965
                                           ----------         ---------        ----------
  Total. . . . . . . . . . . . . . . . . . $  318,571        $  343,256        $  258,269
                                           ==========        ==========        ==========
STATISTICAL INFORMATION
Percent of net sales:
  Nonfood sales. . . . . . . . . . . . . .       65.6%             63.5%             59.3%
  Food sales . . . . . . . . . . . . . . .       34.4%             36.5%             40.7%
Total stores sales growth. . . . . . . . .       11.2%/11          17.3%/11          10.0%
Comparable stores sales percentage
  increase/5. . . . . . . . . . . . . . . .       4.1%/11           4.4%/11           5.9%
Long-term debt as a percent of total
  capitalization . . . . . . . . . . . . .       69.1%             77.1%             75.6%
Net income (loss) as a percent of
  net sales. . . . . . . . . . . . . . . .        1.2%             1.1%               1.2%
Number of stores opened during year. . . .          4                23/12              1
Number of stores closed during year. . . .          1                 1                 0
Number of stores operated at end of year .         93                90                68
Total retail square feet at end of year. .  9,536,000         8,919,000         6,902,000
Selling square feet at end of year . . . .  7,309,000         6,772,000         5,174,000
Sales per selling square foot
  (weighted average) . . . . . . . . . . .       $228              $226/11           $238
Common shares outstanding (weighted
  average) . . . . . . . . . . . . . . . . 18,355,000        17,790,000        17,139,000
- - -----------------------------------------------------------------------------------------

/1   Includes a nonrecurring LIFO credit of $6,178.
/2   Interest income was $707, $544, $517, $467, $482, $336,
     $350, $1,679, $2,983, $3,090, and $3,772. Excludes
     interest expense related to occupancy.
/3 Includes $3,588 from the resolution of an IRS audit, ($2,286) related to the LIFO credit, and a 38% tax rate.
/4 Effect of adopting Statement of Financial Accounting Standards No. 109 relating to income taxes.
/5 Includes only sales of stores operating throughout each of the periods compared.
/6 Excluding the benefit from the restructuring charge reversal of $8,289 and a charge against expenses for previously capitalized software development costs of $8,748, income from operations, net income, and earnings per common share would be $86,756; $45,516; and $1.81, respectively.
/7 Excluding the restructuring charge of $49,277, income from operations, net income, earnings per common share, and net income as a percent of net sales would be $50,091; $24,197; $.98; and 1.1%, respectively.
/8 Excludes 53rd week in the fiscal year ended February 3, 1990.
/9 Prepayment costs of $1,530 ($.07 per share) from early extinguishment of 17% Senior and Subordinated Notes, net of taxes.
/10 Extraordinary gain of $2,649 ($.15 per share) arising from the disposition of a limited partnership interest in Properties.
/11 Excludes 53rd week in the fiscal year ended February 2, 1985.
/12  Includes 21 nonfood stores acquired from Grand Central,
     Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion summarizes Fred Meyer, Inc.'s (the "Company") operating results for the fiscal year ended
January 29, 1994 ("1993") compared with the fiscal year ended January 30, 1993 ("1992") and for 1992 compared with the fiscal year ended February 1, 1992 ("1991"). Also included are discussions of the Company's liquidity, capital resources, effect of LIFO, effect of inflation, recent accounting changes, stock data, and dividend policy. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements.

RESULTS OF OPERATIONS--1993 COMPARED WITH 1992

Net sales for 1993 increased $125,120,000 or 4.4% over 1992. This increase reflects sales growth at existing stores, inflation, openings of five full-size multidepartment stores and two specialty stores in malls, and adding food to two nonfood stores. This increase was offset by the closure of two multidepartment stores without food departments and one specialty store. Comparable store sales increased 2.4% for 1993. Food sales as a percent of net sales were 37.5% and 36.7%, respectively, for 1993 and 1992. The increase in food sales as a percent of net sales was primarily due to an increase in the number of the Company's stores that sell food. Food comparable store sales increased 3.4% and nonfood comparable store sales increased 1.9%.

Gross margin as a percent of net sales was 29.9% in 1993 compared with 30.0% in 1992. The LIFO charge decreased from $4,167,000 in 1992 to $2,890,000 in 1993, primarily as a result of lower inflation rates. Additionally, 1993's gross margin was favorably affected by a one-time LIFO credit of $6,178,000. Excluding the effect of this one-time LIFO credit, 1993 gross margin as a percent of net sales was 29.7%. Gross margins decreased primarily due to lower nonfood pricing as a result of the Company's expense control efforts, start-up costs associated with expansion of its hardlines distribution capabilities, and soft apparel sales.

Operating and administrative expenses as a percent of net sales decreased to 25.6% in 1993 compared with 26.3% in 1992. This expense ratio decrease was primarily related to lower store occupancy costs, corporate overhead expenses, and advertising costs as a percent of net sales. Total operating and administrative expenses increased 1.3% to $761,627,000 in 1993 from $752,004,000 in 1992.

Net interest expense was $8,246,000 for 1993 and $8,912,000 for 1992, a 7.5% decrease. The decrease primarily reflects lower interest rates.

The effective tax rate was 41.2% for 1993 and 37.0% for 1992. This increase is the result of an accrual of $3,588,000 for amounts related to paid and anticipated taxes which may be required as a result of the resolution of an IRS audit, taxes on the one-time LIFO credit, and the higher federal statutory tax rates applied retroactively from January 30, 1993. Excluding the impact of the tax audit settlement, the effective tax rate for 1993 was 38.0%.

Before reflecting three nonrecurring accounting adjustments (which had a net impact of $23,000 on reported net income) and an accounting change in 1993, net income increased 17.0% to $70.9 million; and earnings per share were $2.50 for 1993, assuming a 38% tax rate for 1993 versus

37% in 1992. On a reported basis, net income for 1993 increased 12.8% to $68.3 million from $60.6 million in 1992, after reflecting the accounting change and three accounting adjustments that resulted in a reduction in net income of $2.6 million and $.09 in earnings per share in 1993. Reported earnings per share were $2.41 for 1993 based on 28,375,000 shares outstanding, compared with $2.21 for the prior year's period based on 27,446,000 shares outstanding.

RESULTS OF OPERATIONS--1992 COMPARED WITH 1991

Net sales for 1992 increased $151,241,000 or 5.6% over 1991. This increase reflects sales growth at existing stores, inflation, and new store openings of two full-size multidepartment stores and four small specialty stores in malls. This increase was offset in part by the closure of two multidepartment stores without food departments and three specialty stores. Comparable store sales increased 3.0% for 1992. Food comparable store sales increased 2.8% and nonfood comparable store sales increased 3.2%. Food sales as a percent of net sales were 36.7% and 36.3%, respectively, for 1992 and 1991. The increase in food sales as a percent of net sales was primarily due to an increase in the number of the Company's stores that sell food.

Gross margin as a percent of net sales was 30.0% for both 1992 and 1991. The LIFO charge decreased from $6,172,000 in 1991 to $4,167,000 in 1992, primarily as a result of lower inflation rates. Excluding the impact of the lower LIFO charge, gross margin was essentially flat with the prior year.

Operating and administrative expenses as a percent of net sales decreased to 26.3% in 1992 compared with 27.1% in 1991. This expense ratio decrease was primarily related to lower advertising, store labor, administrative and support department, and occupancy expenses, continuing changes begun in 1991.
These percentage reductions were partially offset by higher costs related to implementation of the Company's new management information systems ("MIS"), and by the expensing of costs related to the Company's election in the first quarter of 1992 to adopt the Statement of Financial Accounting Standards ("SFAS") No. 106, entitled Employers Accounting for Postretirement Benefits Other Than Pensions. Operating and administrative expenses for the year 1991 included an $8,748,000 fourth-quarter charge for the write-off of previously capitalized software development costs associated with the MIS conversion. These MIS development costs were expensed due to the change in the Company's IBM system architecture from a distributed system to a centralized computer system. Excluding the impact of the 1991 fourth-quarter write-off, operating and administrative expenses as a percent of net sales was 26.8% in 1991. Total operating and administrative expenses increased 2.7% to $752,004,000 in 1992 from $731,892,000 in 1991.

Net interest expense was $8,912,000 for 1992 and $15,302,000 for 1991, a 41.8% decrease. The decrease primarily reflects lower interest rates and, to a lesser extent, lower borrowings resulting from the receipt of the proceeds from the Company's April 1992 public stock offering.

The effective tax rate was 37.0% for 1992 and 36.3% for 1991.

Net income for 1992 increased 34.0% from $45,227,000 in 1991 to $60,587,000 in 1992. Earnings per common share increased 22.8% from $1.80 per share reported in 1991 to $2.21 per share in 1992 after reflecting an increase in shares outstanding due to the April 1992 offering of 2,000,000 additional shares of common stock.

LIQUIDITY AND CAPITAL RESOURCES

The Company funded its working capital and capital expenditure needs in 1993 through internally generated cash flow, supplemented by borrowings under committed and uncommitted bank lines of credit and unrated commercial paper. During 1992, the Company sold 2,000,000 shares of Common Stock in a public offering, resulting in net proceeds to the Company of $46,558,000. On June 29, 1993 and August 2, 1993, the Company
issued an aggregate of $70 million of five-year floating rate notes to a group of five banks. At the Company's option, the notes will bear interest at a spread above LIBOR or certificate of deposit rates. Proceeds from the public offering and floating rate notes were used to reduce commercial paper borrowings.

The Company maintains a credit facility with several domestic and foreign banks for committed lines of credit which provide for borrowings of up to $300,000,000. This agreement was extended in July 1993 for an additional year and continues through July 31, 1996, at which time the outstanding amounts convert to a term loan payable quarterly through July 31, 2000. The bank lines of credit and unrated commercial paper are used primarily for seasonal inventory requirements, new store construction and financing, existing store remodeling, acquisition of land, and major projects such as MIS development. At January 29, 1994 the Company had unrated commercial paper outstanding in the amount of approximately $161,000,000, and a total of approximately $139,000,000 available for borrowing under its committed credit facilities.

The average interest rate for commercial paper outstanding at January 29, 1994 was 3.39%. The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its commercial paper and other floating rate debt. At January 29, 1994, the Company had outstanding four interest rate contracts with commercial banks which effectively fix the Company's interest rate exposure on an aggregate $75,000,000 principal amount of commercial paper and bank line borrowings at rates of between 4.63% and 7.60% and mature between June 1994 and November 1998. The Company also purchased two interest rate derivative products ("CAPs") which limit the maximum interest rate the Company can pay at 5.00% on a notional amount of $25,000,000 of its short-term floating rate debt, and which expire in November of 1996 and 1998. In the event of nonperformance by the other parties to the interest rate swap agreements (which is not anticipated), the Company would be exposed to credit loss.

During 1993, the Company opened five new multidepartment stores and completed seven major store remodels, two of which included the addition of new food departments to previously nonfood stores. It began construction of five additional multidepartment stores scheduled to open in 1994 and has completed construction of a new wing to the corporate main offices. The Company is planning on the completion of at least seven major remodels in 1994, three of which will include the addition of food departments. The Company closed two multidepartment stores in 1993 and plans to close one multidepartment store in 1994. Other capital projects in 1993 included improvements to the main distribution center, central bakery and dairy plant, a new retail service center in Chehalis, Washington which opened in April 1994, and continuation of the Company's MIS improvement program. In April of 1994, the
Company received commitments from major insurance companies to fund $57,500,000 for privately placed notes with maturities of between five and 13 years. Funding is scheduled for July of 1994. Interest will be paid at fixed rates of between 7.25% and 7.98% payable on a semi-annual basis. The Company believes that a combination of cash flow from operations, the above-mentioned note issuance, and borrowings under its expanded credit facilities will permit it to finance its capital expenditure requirements for 1994, budgeted to be $265,000,000. Due primarily to the current favorable interest rates in relation to market rents, the Company believes that it is presently desirable for it to own its newly constructed facilities. If the Company determines that it is preferable, it may also fund its capital expenditure requirements by mortgaging facilities, entering into sale and leaseback transactions, or by issuing additional debt or equity.

EFFECT OF LIFO

During each year, the Company estimates annual LIFO expense for the year based on estimates of three factors: inflation rates (calculated by reference to the Department Stores Inventory Price Index published by the Bureau of Labor Statistics for soft goods and jewelry, and to internally generated indices based on Company purchases during the year for all other departments), expected inventory levels, and expected markup levels (after reflecting permanent markdowns and cash discounts). At year-end, the Company makes the final adjustment reflecting the difference between the Company's prior quarterly estimates and actual LIFO expense for the year.

EFFECT OF INFLATION

While management believes that some portion of the increase in sales is due to inflation, it is difficult to segregate and to measure the effects of inflation because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. By attempting to control costs and efficiently utilize resources, the Company strives to minimize the effects of inflation on its operations.

RECENT ACCOUNTING CHANGES

The Financial Accounting Standards Board issued SFAS
No. 106, Employers' Accounting for Postretirement Benefits
Other Than Pensions. This Statement requires accrual of postretirement benefits (such as health-care benefits) during the years an employee provides services to the Company. The Company adopted this Statement for its fiscal year beginning February 2, 1992. This resulted in an increase of $1,533,000 being charged to operations in 1992.

In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, Accounting for Income Taxes. This Statement requires companies to adjust deferred tax liabilities and assets for changes in tax rates and other tax law provisions in the period the new tax law is enacted and to recognize certain deferred tax liabilities. The
Company adopted this accounting standard for its fiscal year beginning January 31, 1993. As a result of the adoption of this accounting standard, the Company recorded a charge to earnings of $2,588,000 to provide for book and tax basis differences of certain capital assets, inventory and depreciation arising in connection with the acquisition of the Company in 1981 and Grand Central, Inc. in 1984.

COMMON STOCK INFORMATION

The Company's common stock began trading on the New York Stock Exchange (NYSE) under the symbol "FMY" on September 9, 1992. Prior to that it was quoted in the NASDAQ National Market System under the symbol "MEYR." At January 29, 1994, the Company had 1,300 shareholders of record. After becoming privately held in 1981, the Company began trading publicly after its initial public offering on October 23, 1986. On April 14, 1992 the Company increased the number of shares outstanding with the sale of an additional 2,000,000 shares of its common stock in a public offering, in addition to 2,000,000 shares sold by a major stockholder. In 1993 a major stockholder sold 3,450,000 shares in a public offering, including approximately 505,000 shares resulting from the exercise of a stock option that was made simultaneously by an institutional investor.

The Company has not paid dividends since its incorporation in 1981, and it is the current policy of the Board of Directors that all available cash flow be used for reinvestment in the business of the Company and for the reduction of debt.

                                          Price Ranges
                      ----------------------------------------------------
                            1993              1992             1991
                      ----------------  ----------------  ----------------
Fiscal Quarter          High     Low      High     Low     High      Low
- - --------------------------------------------------------------------------
First. . . . . . . .  $33 7/8  $27 7/8  $29 1/4  $23 1/2  $19 1/4  $13 3/4
Second . . . . . . .   35 5/8   29 1/4   27 1/2   22 3/4   22 1/4   16
Third. . . . . . . .   37       31       29 1/2   24 3/4   24 3/4   19 3/4
Fourth . . . . . . .   38 1/2   34 1/2   33 7/8   29       28 3/4   20 1/2
- - --------------------------------------------------------------------------
/TABLE

STATEMENTS OF CONSOLIDATED OPERATIONS
                                                                     Fiscal Year Ended
                                                          -----------------------------------------
                                                          January 29,    January 30,    February 1,
(In thousands, except per-share data)                           1994           1993           1992
- - ---------------------------------------------------------------------------------------------------
Net Sales . . . . . . . . . . . . . . . . . . . . . . .   $2,979,082     $2,853,962     $2,702,721
                                                          ----------------------------------------
Cost of Goods Sold (Notes 3 and 7):
  General . . . . . . . . . . . . . . . . . . . . . . .    2,083,141      1,991,310      1,887,255
  Related party lease . . . . . . . . . . . . . . . . .        5,566          5,566          5,566
                                                          ----------------------------------------
    Total cost of goods sold. . . . . . . . . . . . . .    2,088,707      1,996,876      1,892,821
                                                          ----------------------------------------
Gross Margin. . . . . . . . . . . . . . . . . . . . . .      890,375        857,086        809,900
Operating and Administrative Expenses (Notes 3, 6, and 7):
  General . . . . . . . . . . . . . . . . . . . . . . .      692,354        680,991        660,980
  Related party leases. . . . . . . . . . . . . . . . .       57,942         59,876         63,108
  Interest related to occupancy . . . . . . . . . . . .       11,331         11,137          7,804
                                                          ----------------------------------------
    Total operating and administrative expenses . . . .      761,627        752,004        731,892
                                                          ----------------------------------------
Reversal of Restructuring Charge (Note 4) . . . . . . .           --             --         (8,289)
                                                          ----------------------------------------
Income From Operations. . . . . . . . . . . . . . . . .      128,748        105,082         86,297
Interest Expense--Net of interest income of $707,
  $544, and $517. . . . . . . . . . . . . . . . . . . .        8,246          8,912         15,302
                                                          ----------------------------------------
Income Before Income Taxes. . . . . . . . . . . . . . .      120,502         96,170         70,995
Provision For Income Taxes (Note 5) . . . . . . . . . .       49,598         35,583         25,768
                                                          ----------------------------------------
Net Income Before Cumulative Effect of
  Accounting Change . . . . . . . . . . . . . . . . . .       70,904         60,587         45,227
Cumulative Effect of Accounting Change (Notes 2 and 5).       (2,588)            --             --
                                                          ----------------------------------------
Net Income. . . . . . . . . . . . . . . . . . . . . . .   $   68,316     $   60,587     $   45,227
                                                          ==========-----==========-----==========
Earnings Per Common Share:
  Net income before cumulative effect of
    accounting change . . . . . . . . . . . . . . . . .        $2.50          $2.21          $1.80
  Cumulative effect of accounting change. . . . . . . .         (.09)            --             --
                                                               -----------------------------------
Net Income. . . . . . . . . . . . . . . . . . . . . . .        $2.41          $2.21          $1.80
                                                               =====----------=====----------=====
Weighted Average Number of Common Shares Outstanding. .       28,375         27,446         25,182
- - --------------------------------------------------------------======---------======---------======

See Notes to Consolidated Financial Statements.
/TABLE

CONSOLIDATED BALANCE SHEETS
ASSETS                                                                January 29,        January 30,
(In thousands)                                                              1994               1993
- - ----------------------------------------------------------------------------------------------------
Current Assets:
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   34,054         $   31,884
Receivables (Note 3) . . . . . . . . . . . . . . . . . . . . . . . .       18,306             14,715
Inventories (Note 2) . . . . . . . . . . . . . . . . . . . . . . . .      477,568            426,078
Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . .       54,098             57,496
Current portion of deferred taxes. . . . . . . . . . . . . . . . . .        7,828                 --
                                                                       -----------------------------
Total current assets . . . . . . . . . . . . . . . . . . . . . . . .      591,854            530,173
                                                                       -----------------------------
Property And Equipment:
Buildings, fixtures and equipment. . . . . . . . . . . . . . . . . .      956,360            752,336
Property held under capital leases (Note 7). . . . . . . . . . . . .       19,818             23,855
Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      115,505             82,840
                                                                       -----------------------------
Total property and equipment . . . . . . . . . . . . . . . . . . . .    1,091,683            859,031
Less accumulated depreciation and amortization . . . . . . . . . . .      372,345            316,821
                                                                       -----------------------------
Property and equipment--net. . . . . . . . . . . . . . . . . . . . .      719,338            542,210
                                                                       -----------------------------
Other Assets:
Goodwill--net (Note 2) . . . . . . . . . . . . . . . . . . . . . . .        5,523              5,831
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,067                889
                                                                       -----------------------------
Total other assets . . . . . . . . . . . . . . . . . . . . . . . . .        7,590              6,720
                                                                       -----------------------------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $1,318,782         $1,079,103
- - -----------------------------------------------------------------------==========---------==========
See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS' EQUITY                                      January 29,    January 30,
(In thousands)                                                                  1994           1993
- - ----------------------------------------------------------------------------------------------------
Current Liabilities:
Outstanding checks (Note 2). . . . . . . . . . . . . . . . . . . . . . .  $   72,373      $   70,411
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .     217,277         188,819
Current portion of long-term debt and lease obligations. . . . . . . . .       1,749           1,974
Income taxes payable (Note 5). . . . . . . . . . . . . . . . . . . . . .      18,660          15,418
Accrued expenses:
  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41,100          39,511
  Insurance and other. . . . . . . . . . . . . . . . . . . . . . . . . .      31,834          28,783
                                                                          --------------------------
Total current liabilities. . . . . . . . . . . . . . . . . . . . . . . .     382,993         344,916
                                                                          --------------------------
Long-term Debt (Note 6). . . . . . . . . . . . . . . . . . . . . . . . .     321,398         195,837
                                                                          --------------------------
Capital Lease Obligations (Note 7) . . . . . . . . . . . . . . . . . . .      14,895          16,621
                                                                          --------------------------
Deferred Lease Transactions (Note 7) . . . . . . . . . . . . . . . . . .      48,254          44,785
                                                                          --------------------------
Deferred Income Taxes (Note 5) . . . . . . . . . . . . . . . . . . . . .      18,496          16,376
                                                                          --------------------------
Other Long-term Liabilities (Notes 4 and 10) . . . . . . . . . . . . . .       5,060          10,440
                                                                          --------------------------
Commitments and Contingencies (Notes 2, 7 and 12). . . . . . . . . . . .
                                                                          --------------------------
Stockholders' Equity (Notes 3 and 8):
Preferred stock, $.01 par value (authorized, 5,000 shares;
  outstanding, none) . . . . . . . . . . . . . . . . . . . . . . . . . .          --              --
Common stock, $.01 par value (authorized, 100,000 shares;
  issued, 1993--26,705 shares, and 1992--25,862 shares;
  outstanding, 1993--26,415 shares, and 1992--25,572 shares) . . . . . .         267             259
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . .     193,719         185,080
Unearned compensation. . . . . . . . . . . . . . . . . . . . . . . . . .        (527)         (1,122)
Treasury stock (1993--290 shares, and 1992--290 shares). . . . . . . . .      (3,896)         (3,896)
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . .     338,123         269,807
                                                                          --------------------------
Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . .     527,686         450,128
                                                                          --------------------------
Total liabilities and stockholders' equity                                $1,318,782      $1,079,103
- - --------------------------------------------------------------------------==========------==========
See Notes to Consolidated Financial Statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
                                                                           Fiscal Year Ended
                                                               -----------------------------------------
                                                               January 29,    January 30,    February 1,
(In thousands)                                                       1994           1993           1992
- - --------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:

Net income . . . . . . . . . . . . . . . . . . . . . . . .      $  68,316      $  60,587       $  45,227

Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization of property
    and equipment. . . . . . . . . . . . . . . . . . . . .         70,547         66,958          48,139
  Write-off of capitalized software development costs. . .             --             --           8,748
  Reversal of restructuring charge . . . . . . . . . . . .             --             --          (8,289)
  Deferred lease transactions. . . . . . . . . . . . . . .          3,469          4,768           3,958
  Deferred income taxes. . . . . . . . . . . . . . . . . .         (5,708)          (189)          1,984
  Other liabilities. . . . . . . . . . . . . . . . . . . .            721          1,533              --
  Inventories. . . . . . . . . . . . . . . . . . . . . . .        (51,490)       (22,803)        (25,015)
  Other current assets . . . . . . . . . . . . . . . . . .             (1)       (19,759)          5,710
  Accounts payable and accrued expenses. . . . . . . . . .         32,354         32,316           5,672
  Income taxes . . . . . . . . . . . . . . . . . . . . . .          3,242         13,687          (4,013)
  Other. . . . . . . . . . . . . . . . . . . . . . . . . .         (5,067)           356           3,393
                                                                ----------------------------------------
Net cash provided by operating activities. . . . . . . . .        116,383        137,454          85,514

Cash Flows from Financing Activities:
Proceeds from stock offering . . . . . . . . . . . . . . .             --         45,608              --
Issuance of other common stock--net. . . . . . . . . . . .          8,647          8,779           4,628
Collection of notes receivable . . . . . . . . . . . . . .            264          1,092             139
Increase in notes receivable . . . . . . . . . . . . . . .         (1,402)          (114)         (1,167)
Increase (decrease) in outstanding checks. . . . . . . . .          1,962        (11,960)          9,701
Long-term financing:
  Borrowings . . . . . . . . . . . . . . . . . . . . . . .        126,310          2,941          13,728
  Repayments . . . . . . . . . . . . . . . . . . . . . . .         (1,015)       (51,761)         (5,652)
                                                                ----------------------------------------
Net cash provided by (used in) financing activities. . . .        134,766         (5,415)         21,377

Cash Flows from Investing Activities:
Property and equipment . . . . . . . . . . . . . . . . . .       (253,920)      (144,628)       (105,881)
Net proceeds from sale/leaseback of property and
  retirement of other assets . . . . . . . . . . . . . . .          4,941         14,485              --
                                                                ----------------------------------------
Net cash used for investing activities . . . . . . . . . .       (248,979)      (130,143)       (105,881)
                                                                ----------------------------------------
Cash Increase for the Year . . . . . . . . . . . . . . . .          2,170          1,896           1,010
Cash, Beginning of Year. . . . . . . . . . . . . . . . . .         31,884         29,988          28,978
                                                                ----------------------------------------
Cash, End of Year. . . . . . . . . . . . . . . . . . . . .      $  34,054      $  31,884       $  29,988
                                                                =========------=========-------=========
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
  Interest (including interest capitalized of
    $1,689, $406, and $1,321). . . . . . . . . . . . . . .      $  17,984      $  18,193       $  18,066
  Income taxes . . . . . . . . . . . . . . . . . . . . . .         53,197         21,514          27,106
- - --------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY
                                                     Common Stock
                                                  ------------------   Additional
                                                  Number of               Paid-in       Unearned   Treasury    Retained
(In thousands)                                       Shares   Amount      Capital   Compensation      Stock    Earnings      Total
- - ----------------------------------------------------------------------------------------------------------------------------------
Balance, February 2, 1991. . . . . . . . . . . .     22,564     $229     $124,848        $     0    $(3,771)   $163,993   $285,299

Issuance/purchase of common stock:
  Stock options exercised. . . . . . . . . . . .        233        2        2,750             --         --          --      2,752
  Stock awards . . . . . . . . . . . . . . . . .          1       --           11             --         --          --         11
  Stock bonuses/sale . . . . . . . . . . . . . .        120        1        2,612         (1,637)        --          --        976
  Tax benefit from stock options . . . . . . . .         --       --          691             --         --          --        691
  Amortization of unearned compensation. . . . .         --       --           --            198         --          --        198
Net income . . . . . . . . . . . . . . . . . . .         --       --           --             --         --      45,227     45,227
                                                     -----------------------------------------------------------------------------
Balance, February 1, 1992. . . . . . . . . . . .     22,918      232      130,912         (1,439)    (3,771)    209,220    335,154

Issuance/purchase of common stock:
  Stock issuance . . . . . . . . . . . . . . . .      2,000       20       45,588             --         --          --     45,608
  Stock options exercised. . . . . . . . . . . .        649        6        6,773             --         --          --      6,779
  Stock awards . . . . . . . . . . . . . . . . .         --       --            2             --         --          --          2
  Stock bonuses/sale . . . . . . . . . . . . . .          9        1          247           (248)        --          --         --
  Treasury stock . . . . . . . . . . . . . . . .         (4)      --           --             --       (125)         --       (125)
  Tax benefit from stock options . . . . . . . .         --       --        1,558             --         --          --      1,558
  Amortization of unearned compensation. . . . .         --       --           --            565         --          --        565
Net income . . . . . . . . . . . . . . . . . . .         --       --           --             --         --      60,587     60,587
                                                     -----------------------------------------------------------------------------
Balance, January 30, 1993. . . . . . . . . . . .     25,572      259      185,080         (1,122)    (3,896)    269,807    450,128

Issuance/purchase of common stock:
  Stock options exercised. . . . . . . . . . . .        843        8        7,185             --         --          --      7,193
  Tax benefits from stock options. . . . . . . .         --       --        1,454             --         --          --      1,454
  Amortization of unearned compensation. . . . .         --       --           --            595         --          --        595
Net income . . . . . . . . . . . . . . . . . . .         --       --           --             --         --      68,316     68,316
                                                     -----------------------------------------------------------------------------
Balance, January 29, 1994. . . . . . . . . . . .     26,415     $267     $193,719          $(527)   $(3,896)   $338,123   $527,686
- - -----------------------------------------------------======-----====-----========----------======---========---========---========
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

Fred Meyer, Inc., a Delaware corporation, and its subsidiaries (the "Company") operate a chain of 127 retail stores offering a wide range of food, products for the home, apparel, fine jewelry, and home improvement items, with emphasis on necessities and items of everyday use. The stores are located in Oregon, Washington, Utah, Alaska, Idaho, Northern California and Montana and include 97 free-standing, multidepartment stores and 30 specialty stores.

On December 11, 1981, the Company and a related newly formed Oregon limited partnership, Fred Meyer Real Estate Properties, Ltd. whose name was changed in 1991 to Real Estate Properties Limited Partnership ("Properties") purchased substantially all of the assets and the business of Fred Meyer, Inc., an Oregon corporation, and its wholly owned subsidiaries (the "Predecessor Company"). The Company acquired the operating business and certain assets and assumed certain liabilities of the Predecessor Company, and Properties acquired all of the Predecessor Company's interests in real property and assumed the indebtedness thereon. The Predecessor Company ceased operations immediately after the sale and the Company began operations on December 12, 1981.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation--The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Fiscal Year--The Company's fiscal year is generally 52 weeks, but periodically consists of 53 weeks, because the fiscal year ends on the Saturday closest to January 31. Fiscal years 1993, 1992, and 1991 ended on January 29, 1994, January 30, 1993, and February 1, 1992, respectively.

Unless otherwise stated, references to years in this report relate to fiscal years rather than to calendar years.

Segment Reporting--The Company's operations consist of one segment, retail sales.

Inventories--The Company's inventories consist principally of items held for sale in its retail operations and substantially all inventories are stated at the lower of last-in, first-out
(LIFO) cost or market. If the first-in, first-out method, which approximates replacement cost, had been used in determining inventory values, they would have been $56,685,000, $53,155,000, and $48,988,000 higher at January 29, 1994,
January 30, 1993, and February 1, 1992, respectively.

Property and Equipment--Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.
Amortization of property under capital leases is provided using the straight-line method over the related lease terms.

Goodwill--Goodwill is being amortized on a straight-line basis over 30 years. Accumulated amortization was $3,736,000 at January 29, 1994 and $3,428,000 at January 30, 1993. Management periodically evaluates the recoverability of goodwill based upon current and anticipated net income and undiscounted future cash flows.

Outstanding Checks--Checks issued against bank accounts with a zero bank balance are included in current liabilities.

Pre-opening Costs--All noncapital expenditures incurred in connection with the opening of new or acquired stores and other facilities or remodeling of existing stores are expensed as incurred.

Income Taxes--Deferred income taxes are provided for those items included in the determination of income or loss in different periods for financial reporting and income tax purposes. Targeted jobs and other tax credits are recognized in the year realized.

Effective January 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Accordingly, the Company has changed its method of accounting for income taxes from the deferred method used in prior years to the method prescribed by SFAS No. 109. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Prior years' financial statements have not been restated for the accounting change (see Note 5).

Earnings Per Common Share--Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Weighted average shares reflect the dilutive effect of the outstanding stock options (ranging in exercise price from $3.24 to $36.75 per share), which was determined using the treasury stock method.

Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation. The reclassifications have no effect on net income.

3. RELATED-PARTY TRANSACTIONS

At January 29, 1994, the Company leased or subleased, under operating or capital leases, 24 store locations, and other miscellaneous property from Properties and its wholly owned subsidiaries, which have certain common ownership with the Company. Payments under these leases and those terminated during the year were $21,290,000 in 1993, $23,368,000 in 1992, and $27,041,000 in 1991. The Company also leases 35 store locations and a distribution center from an institutional investor, who is a major beneficial shareholder of the Company's stock. Rents paid to this shareholder on these properties were $39,573,000 in 1993 and $38,476,000 in both
1992 and 1991.

Total rents included in operating and administrative expenses for locations leased or subleased from related parties were $57,942,000 in 1993, $59,876,000 in 1992, and $63,108,000 in
1991, based on the average rental paid during the primary term of the leases. This does not include the Company's main distribution center, which is included in cost of goods sold in the amount of $5,566,000 in each of the years 1993, 1992 and 1991.

During 1991, the Company charged Properties and its wholly owned subsidiaries for accounting and general and administrative services rendered. As of September 3, 1991, the Company discontinued providing such services to Properties.
Charges for these services were $206,000 in 1991.

At January 30, 1993, $18,000 was outstanding on a note receivable due from an officer of the Company related to common stock purchased. The balance was paid to the Company during 1993.

On October 30, 1992, the Company purchased property totaling $3,000,000 from Properties and its wholly owned subsidiaries which have certain common ownership with the Company. Rents paid on this property in 1992 and 1991 totaled $393,000 and $472,000, respectively.

4. RESTRUCTURING CHARGE

During 1989, the Company incurred a restructuring charge of $49,277,000 ($31,045,000 after a deferred tax benefit of $18,232,000) related to the write-down of certain assets and other noncash charges in connection with remodeling, replacing, and closing stores and to the conversion of the Company's MIS hardware from Honeywell to IBM.

During 1991, as a result of a reassessment by current management, based in part on the better-than-expected operating results, six stores previously scheduled for closure were not closed. Accordingly, the Company recognized a fourth quarter increase to pre-tax earnings of $8,289,000 relating to the reversal of a portion of the restructuring charge taken in 1989. This reversal was offset in part by increased obligations for leases on stores previously closed as part of the restructuring in 1989.

At January 29, 1994, included in other long-term liabilities, were charges for net rentals under noncancelable leases for future fiscal years for stores which will be replaced or closed and for Honeywell hardware in the amounts of (in thousands):

                                                 Less
                                            Estimated   Estimated
                                           Subleases/         Net
Fiscal Year                       Leases    Discounts     Rentals
- - -----------------------------------------------------------------
1994. . . . . . . . . . . . . . .$ 1,701      $   800      $  901
1995. . . . . . . . . . . . . . .  1,368          823         545
1996. . . . . . . . . . . . . . .  1,271          824         447
1997. . . . . . . . . . . . . . .  1,122          830         292
1998. . . . . . . . . . . . . . .  1,122          830         292
1999 and thereafter . . . . . . .  7,949        6,720       1,229
                                 --------------------------------
Total . . . . . . . . . . . . . .$14,533      $10,827      $3,706
- - ---------------------------------=======------=======------======

5. INCOME TAXES

The provision for income taxes includes the following (in thousands):

                                    1993        1992         1991
- - -----------------------------------------------------------------
Current . . . . . . . . . . . . .$57,894     $35,772      $23,784
Deferred. . . . . . . . . . . . . (8,296)       (189)       1,984
                                 --------------------------------
  Total . . . . . . . . . . . . .$49,598     $35,583      $25,768
- - ---------------------------------=======-----=======------=======

A reconciliation between the statutory federal income tax rate to the provision for income taxes is as follows (in thousands):

                                    1993        1992        1991
- - -----------------------------------------------------------------
Federal income taxes at the
  statutory rate. . . . . . . . .$42,176     $32,698     $24,138
Settlement of certain
  IRS audits. . . . . . . . . . .  3,588          --          --
Deferred income taxes increase
  in statutory rate . . . . . . .    219          --          --
State income taxes. . . . . . . .  3,615       2,885       2,130
Targeted jobs and other
  tax credits . . . . . . . . . .   (926)     (1,180)     (1,771)
Other, net. . . . . . . . . . . .    926       1,180       1,271
                                 --------------------------------
Provision for income taxes. . . .$49,598     $35,583     $25,768
- - ---------------------------------========----========----========

As a result of the adoption of SFAS 109, 1993 consolidated net income was decreased by $2,588,000 (see Note 2).

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 29, 1994 are as follows (in thousands):

- - --------------------------------------------------------------
Deferred tax assets:
  Capitalized inventory costs . . . . . . . . . . . .  $ 6,332
  Accrued expenses. . . . . . . . . . . . . . . . . .   17,710
  Restructuring related charges . . . . . . . . . . .    4,154
  Deferred lease transactions . . . . . . . . . . . .   18,337
  Other . . . . . . . . . . . . . . . . . . . . . . .    6,860
                                                       -------
    Total deferred tax assets . . . . . . . . . . . .   53,393
                                                       -------
Deferred tax liabilities:
  Accumulated depreciation. . . . . . . . . . . . . .   41,712
  Prepaid expenses. . . . . . . . . . . . . . . . . .   12,785
  LIFO inventory. . . . . . . . . . . . . . . . . . .    9,564
                                                       -------
    Total deferred tax liabilities. . . . . . . . . .   64,061
                                                       -------
    Net deferred income taxes . . . . . . . . . . . .  $10,668
                                                       =======
Current deferred income taxes--asset. . . . . . . . .  $(7,828)
Noncurrent deferred income taxes--liability . . . . .   18,496
                                                       -------
Net deferred income taxes . . . . . . . . . . . . . .  $10,668
- - -------------------------------------------------------=======

Under the prior method of accounting, the deferred income tax provision included the following (in thousands):

                                                1992        1991
- - -----------------------------------------------------------------
Depreciation . . . . . . . . . . . . . . . . $ 3,122     $ 1,757
Restructuring charge . . . . . . . . . . . .   4,073       6,381
Prepaids . . . . . . . . . . . . . . . . . .      10         973
Rental expense . . . . . . . . . . . . . . .  (1,827)     (1,827)
Capitalized inventory costs. . . . . . . . .    (366)       (189)
Purchase discounts received in advance . . .  (1,177)       (812)
Pension and profit sharing payment . . . . .     665          36
Computer system development
  costs capitalized. . . . . . . . . . . . .  (6,516)       (963)
Vacation pay . . . . . . . . . . . . . . . .    (798)       (984)
Other. . . . . . . . . . . . . . . . . . . .   2,625      (2,388)
                                             -------------------
Total deferred income tax
  (benefit) provision. . . . . . . . . . . . $  (189)    $ 1,984
- - ---------------------------------------------========----========

6. LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

                                                                               1993         1992
- - ------------------------------------------------------------------------------------------------
Commercial paper, payable 1994 at current interest
  rates of 2.95% to 3.65%, classified as long-term. . . . . . . . . . .    $160,911     $ 99,818
Uncommitted bank borrowings, effective interest
  rate 3.44%. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --        8,000
Long-term notes secured by trust deeds, due 2010 through
  2012, fixed interest rates from 9.0% to 9.52% . . . . . . . . . . . .      43,943       44,531
Long-term notes, unsecured:
  Due 1998, interest rate is periodically reset, 4.07%
    at January 29,1994. . . . . . . . . . . . . . . . . . . . . . . . .      70,000           --
  Due 1996, interest rate 7.74% . . . . . . . . . . . . . . . . . . . .      10,000       10,000
Zero coupon notes, due in 1994, fixed interest rate
  of 9.3%, classified as long-term. . . . . . . . . . . . . . . . . . .      37,024       33,806
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         269          323
                                                                           ---------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     322,147      196,478
Less current portion. . . . . . . . . . . . . . . . . . . . . . . . . .        (749)        (641)
                                                                           ---------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $321,398     $195,837
- - ---------------------------------------------------------------------------========-----========

The Company has the ability to support commercial paper, uncommitted bank borrowings, and other debt on a long-term basis through its Credit Agreement and therefore, based upon management's intent, has classified $197,935,000 of these borrowings as long-term debt. On July 31, 1993, the Company amended its Credit Agreement, which now provides for, among other things: (1) a revolving credit commitment of $300,000,000 and, at the option of the Company, conversion of the unpaid balance at July 31, 1996 into term notes payable over four years; (2) interest at a spread over LIBOR on such borrowings or various other pricing options; and (3) a facility fee of .20% of the amount of the commitment. The Agreement, among other things, requires the maintenance of specified ratios and restricts the amounts of fixed asset acquisitions, debt incurred, and cash dividends paid. At January 29, 1994, $17,079,000 of retained earnings was available for dividends, which are limited to 25% of current-year earnings payable in the following year.

The Company has established uncommitted lines of credit with international banks for $35,000,000 and has uncommitted bid lines of credit with certain banks within its committed bank group for $105,000,000. These lines, which generally have terms of one year, allow the Company to borrow from the banks at the banks' discretion at mutually agreed upon rates, usually below the rates offered under the Credit Agreement. The Company has unrated commercial paper programs with maturities ranging from one to 270 days in amounts up to a maximum of $300,000,000. The Company also has available a letter of credit line for $25,000,000, against which letters of credit for $11,109,000 had been issued at January 29, 1994.

In 1991, the Company financed the land and building portion of one new store with an insurance company. The note requires regular payments based on a 25-year amortization and can be called by the insurance company or repaid by the Company, without premium, after 10 years. Other notes secured by trust deeds entered into in 1990 require similar payment terms.

During 1993, the Company placed $70,000,000 of unsecured, five year notes with five domestic and international banks. The floating rate notes bear interest at a spread over LIBOR or other pricing indices at the Company's option for durations of 30 to 180 days. Interest on the notes is paid not later than quarterly.

The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. At January 29, 1994, the Company had outstanding six interest rate contracts with commercial banks, having a total notional principal amount of $100,000,000. Four of these agreements effectively fix the Company's interest rate on unrated commercial paper, floating rate facilities, and uncommitted lines of credit at rates between 4.625% and 7.595% on a notional principal amount of $75,000,000. These contracts expire at various dates through 1998. The remaining two agreements are interest rate derivative products ("CAPs") which effectively limit the maximum interest rate the Company will pay at 5.0% on a notional principal amount of $25,000,000. These two agreements mature in 1996 and 1998. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the other parties.

Beginning in 1992, the Company changed its primary method of financing land and buildings from leasing to ownership. In order to consistently reflect the financial cost of the investment in real estate under different financial arrangements, the Company reclassifies interest associated with owned stores into the operating and administrative expenses in its financial statements. Interest expense reclassified was $11,331,000, $11,137,000 and $7,804,000 for the fiscal years ending January 29, 1994, January 30, 1993, and February 1,
1992, respectively.

Annual estimated long-term debt maturities for the five fiscal years subsequent to January 29, 1994 are: 1994, $749,000; 1995, $753,000; 1996, $35,764,000; 1997, $50,143,000; 1998,
$50,412,000; and thereafter, $184,326,000. The Company expects to renegotiate and extend maturities on portions of its credit facilities in 1994.

7. LEASES

The Company leases or subleases a substantial portion of the real property used in its operations.

At October 22, 1986, the leases and subleases for a distribution center, 71 store locations, and certain other properties were amended and restated to provide, among other things, an initial lease term of 20 years for 36 locations (with cash rents of $38,476,000 for the first seven years and $46,070,000 for the remaining 13 years). The average rent over the primary lease term is charged to rent expense.

As a result of the above transaction: (1) five previously capitalized leases qualified as operating leases, resulting in a decrease in property held under capital leases and capital lease obligations of $53,678,000 and $72,160,000 respectively, with the resulting $18,482,000 gain deferred and amortized over the 20-year lease period; and (2) the difference between the amount of the cash rent paid and the expense charged to operations on the 36 locations described above is included in deferred lease transactions.

In 1992, the Company amended leases for nine store locations, with cash rent escalating over the term of the leases. The difference between cash rent paid and the expense charged to operations is included in deferred lease transactions. The average rent over the primary lease term is charged to rent expense.

At January 29, 1994, deferred lease transactions consisted of $11,780,000 unamortized gain on capital leases, $35,591,000 of excess of rent expense over cash rents for the aforementioned leases, and unamortized deferred gain on a sale-leaseback transaction of $883,000.

The lease terms of certain operating leases require the payment of executory costs such as property taxes, utilities, insurance, and maintenance. Certain leases provide for percentage rents. Portions of the properties are subleased to others for periods of from one to 20 years.

At January 29, 1994, minimum rentals under noncancelable leases for future fiscal years were (in thousands):

                           Operating   Capitalized        Less          Net
Fiscal Year                   Leases        Leases   Subleases      Rentals
- - ---------------------------------------------------------------------------
1994. . . . . . . . . . . $   89,331       $ 1,947     $ 7,625   $   83,653
1995. . . . . . . . . . .     84,616         1,947       6,624       79,939
1996. . . . . . . . . . .     79,782         1,947       4,396       77,333
1997. . . . . . . . . . .     77,078         1,988       3,816       75,250
1998. . . . . . . . . . .     74,913         2,109       2,673       74,349
1999 and thereafter . . .    688,594        35,342      18,072      705,864
- - ------------------------------------       -------     -------   ----------
Total . . . . . . . . . . $1,094,314        45,280     $43,206   $1,096,388
                          ==========                   =======   ==========
Less imputed interest . .                  (30,286)
                                           --------
Present value of minimum
rental payments . . . . .                   14,994

Less current portion. . .                      (99)
                                           --------
Capitalized lease
  obligations . . . . . .                  $14,895
- - -------------------------------------------=======-------------------------

As of January 29, 1994, the leases for 10 store locations and one distribution center were accounted for as capital leases. The amounts representing interest expense on these capital lease obligations were included in operating and administrative expenses and were $2,111,000 in 1993, $2,261,000 in 1992, and
$2,529,000 in 1991.

Accumulated amortization of property under capital leases was $6,072,000 at January 29, 1994, $7,708,000 at January 30, 1993,
and $7,156,000 at February 1, 1992.

Rent expense under operating leases included in operating and administrative expenses, executory costs, and payments under capital leases were as follows (in thousands):

                                                1993       1992       1991
- - --------------------------------------------------------------------------
Gross rent expense. . . . . . . . . . . . . $104,892   $113,894   $125,111
Rent income from subleases. . . . . . . . .  (11,582)   (10,332)    (9,450)
                                            ------------------------------
Net rent expense. . . . . . . . . . . . . .   93,310    103,562    115,661
Payments under capital leases . . . . . . .    2,178      2,370      2,370
                                            ------------------------------
Total . . . . . . . . . . . . . . . . . . . $ 95,488   $105,932   $118,031
- - --------------------------------------------========---========---========

Included in gross rent expense for 1993, 1992, and 1991 were contingent rents of $1,650,000, $1,845,000, and $1,832,000, respectively.

8. STOCKHOLDERS' EQUITY

Stock Incentive Plans--At January 29, 1994, 2,525,406 shares of common stock were reserved for issuance to employees, including officers and directors, and non-employee agents, consultants and advisors, under stock incentive plans. These plans provide for the granting of incentive stock options, nonqualified stock options, stock bonuses, stock appreciation rights, cash bonus rights and performance units.

Under the terms of the plans, the option price is determined by the Board of Directors at the time the option is granted. The option price for incentive stock options cannot be less than the fair value of the Company's stock on the day prior to the date of grant. Nonqualified stock options may not be granted at less than 50% of the fair value on the day prior to the date of grant.

Stock Options--Activity under the plans was as follows (in thousands, except per share data):

                                                Option Price
                                     (Market Price at Date of Grant)
                                  ----------------------------------------
                                  Shares          Per Share          Total
- - --------------------------------------------------------------------------
Shares under option:
Balance, February 1, 1992. . . . . 1,880     $12.125-23.000        $32,116
Options granted. . . . . . . . . .   344      24.750-30.875          8,687
Options exercised. . . . . . . . .  (356)     12.125-21.750         (5,829)
Options cancelled. . . . . . . . .   (43)     12.125-24.750           (643)
                                   -----                           -------
Balance, January 30, 1993. . . . . 1,825      12.125-30.875         34,331
Options granted. . . . . . . . . .   706      30.625-36.750         23,265
Options exercised. . . . . . . . .  (339)     12.125-27.250         (5,856)
Options cancelled. . . . . . . . .   (39)     12.125-32.750         (1,089)
                                   -----                           -------
Balance, January 29, 1994. . . . . 2,153      12.125-36.750        $50,651
                                   =====                           =======
Shares exercisable,
  January 29, 1994 . . . . . . . .   719      12.125-30.875

Shares available for option:
  January 30, 1993 . . . . . . . . 1,039
  January 29, 1994 . . . . . . . . . 372
- - --------------------------------------------------------------------------

Other Option--The Company's principal stockholder, FMI Associates, holds an option, which expires in 1996, that initially allowed for a purchase of up to 2,364,300 shares of the Company's common stock at $3.24 per share for an aggregate of $7,668,000. In 1992, 292,792 shares were exercised, resulting in a balance of 2,071,508 shares for an aggregate of $6,718,000. In 1993, 505,067 shares were exercised, resulting in a balance of 1,566,441 shares for an aggregate of $5,080,000.

Stock Awards--During 1993, 1992, and 1991, 142 shares, 78 shares, and 615 shares with a market value of $5,000, $2,000, and $11,000, respectively, were awarded to non-executive employees of the Company.

Management Bonus--In 1992, the Company awarded stock bonuses to a corporate officer for 5,000 shares totaling $124,000. Shares issued vest annually over five years. In 1991, the Company awarded cash and stock bonuses to two corporate officers totaling $2,212,000. Shares issued of 74,700, with a market value at the times of the issuance of $1,637,000, vest monthly over three years.

Non-employee Directors Stock Compensation Plan--In 1992, the Company purchased 4,016 shares of its common stock at market prices for the benefit of two of its non-employee directors in lieu of a portion of current and future board of director fee payments. The shares total $125,000 and vest annually over five years.

9. EMPLOYEE BENEFIT PLANS

Employees' Profit-sharing Plan--Profit-sharing contributions under this Plan, which covers the Company's nonunion employees, are made to a trust fund held by a third-party trustee. Contributions are based on the Company's pre-tax income, as defined, at rates determined by the Board of Directors and are not to exceed amounts deductible under applicable provisions of the Internal Revenue Code. The Company expensed $3,944,000 in 1993, $3,248,000 in 1992, and $3,056,000 in 1991 for these contributions.

Multi-employer Pension Plan--The Company contributes to multi-employer pension plan trusts at specified rates in accordance with collective bargaining agreements. Contributions to the trusts were $9,667,000 in 1993, $9,157,000 in 1992, and
$9,424,000 in 1991. The Company's relative positions in these plans with respect to the actuarial present value of the accumulated benefit obligation and the projected benefit obligation, net assets available for benefits, and the assumed rates of return used by the plans are not determinable.

Cash Incentive Plan--Under the Company's cash incentive plan for selected management personnel, a maximum of 600,000 units may be awarded. Recipients of an award are paid an amount per unit equivalent to the increase in book value, adjusted to exclude certain items, of a share of common stock for the period the unit is outstanding. At January 30, 1993, 517,925 units had been awarded, of which zero units were outstanding. The Company accrues expenses incurred under the plan, which were $5,000 in 1992 and $18,000 in 1991. No executive officers or directors of the Company participate in this plan, unless they were awarded units prior to their promotion to such positions.

Employee Stock Purchase Plan--In April 1992, the Company implemented a non-contributory employee stock purchase plan. The plan allows employees to purchase stock in the Company via payroll deductions. The Company pays all brokerage fees associated with the purchase of the stock. The plan is available to all employees over age 18 who have completed six months of continuous employment with the Company.

Supplemental Retirement Benefit Plan--In January 1994, the
Company implemented a supplemental retirement program for senior management, selected vice presidents and selected key individuals. Program provisions are as follows:

Senior Management--The plan is funded with life insurance contracts on the lives of the participants. The Company is the owner of the contracts and makes annual contributions of $25,000 per participant. Total contributions were $325,000 in 1993. Retirement age under the plan is normally 62 with an alternative age of 65, at which point the Company will make 15 annual benefit payments to the executive.

Selected Vice Presidents and Selected Key Individuals--The
Company will contribute annually a percentage of each participant's gross salary. The plan is funded with life insurance contracts on participants 54 and younger and variable annuity contracts for participants 55 and older. Each participant is the owner of his/her respective contract.

10. OTHER POSTRETIREMENT BENEFITS

For employees who retired prior to January 1, 1994, the Company sponsors a retiree health plan, with eligibility requirements for postretirement health care coverage varying by region of the Company, as follows:

Eastern Region

Retirement after attaining age 60 with 25 years of continuous service as a salaried employee.

Southern & Northern Regions:

Salaried employees
(A)        Age 60 or more with 25 years of continuous service
(B)        Age 62 or more with 20 years of continuous service
(C)        Age 65 or more with 15 years of continuous service

Salaried and hourly employees
(D) Ages 62 to 65 with 15 years of continuous service: self-pay, with coverage to terminate upon Medicare eligibility.

The Company contributes 100% of the premium for eligible retirees, up to a monthly cap of $250 per person, except there is no Company contribution for eligibility requirement
(D), for which the retiree pays the entire premium.

As of January 1, 1994, the Company changed the eligibility requirements for all salaried and non-union hourly employees for all regions to: Age 60 or more with 10 years of continuous service. Under the plan, the retiree pays the premium at current employee rates.

In 1992, the Company changed its method of accounting for these postretirement benefits to conform with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions.
This statement requires accrual of postretirement benefits during the years an employee provides services. Prior to 1992, the costs of these benefits were expensed on a pay-as-you-go basis. Adoption of this statement resulted in an increase of $747,000 and $1,484,000 being charged to operations for these postretirement benefits in 1993 and 1992, respectively.

The following table sets forth the plan's funded status, reconciled with the amount shown in the Company's balance sheet at January 29, 1994 and January 30, 1993:

                                        January 29, 1994  January 30, 1993
- - --------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation:
  Current retirees. . . . . . . . . . . .    $ 1,415,454       $ 1,584,153
  Fully eligible plan participants. . . .        715,869           751,256
  Other active plan participants. . . . .      2,902,136         7,606,918
                                             -----------------------------
Total . . . . . . . . . . . . . . . . . .    $ 5,033,459       $ 9,942,327
                                             ===========-------===========
Accumulated postretirement benefit
  obligation in excess of plan assets . .    $(5,033,459)      $(9,942,327)
Unrecognized transition obligation,
  transition date 1/31/93 and 2/2/92. . .      1,503,635         7,081,836
Unrecognized prior service cost . . . . .        407,792                --
Unrecognized net loss . . . . . . . . . .        841,184         1,376,535
                                             -----------------------------
Accrued postretirement benefit cost . . .    $(2,280,848)      $(1,483,956)
                                             ============------===========
Net periodic postretirement benefit
  cost for 1993 and 1992 included the
  following components:
  Service cost--benefits attributed to
    service during the period . . . . . .    $   297,804       $   494,282
  Interest cost on accumulated
    postretirement benefit obligation . .        462,477           666,398
  Actual return on plan assets. . . . . .             --                --
  Amortization of transition obligation
    over 20 years . . . . . . . . . . . .        125,783           372,729
  Amortization of unrecognized
    net loss. . . . . . . . . . . . . . .         25,551                --
                                             -----------------------------
Net periodic postretirement benefit cost.    $   911,615       $ 1,533,409
- - --------------------------------------------------------------------------

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were as follows:

Under Medicare Retirement Age:
All Regions
9% for two years, then grading down to 5% over the next five years

Medicare Retirement Age and Over:
All Regions
8% for one year, then grading down to 5% over the next six years

The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 29, 1994 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the 1994-95 fiscal year as follows:

- - ---------------------------------------------------------------------------
Increase in accumulated postretirement benefit obligation. . . . . $909,569
Increase in service and interest costs . . . . . . . . . . . . . .  154,060
- - ---------------------------------------------------------------------------

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

11. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies as shown below. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize.

The estimated fair value of the Company's financial instruments is as follows (in thousands):

                                                  January 29, 1994
                                              ------------------------
                                              Carrying       Estimated
                                                Amount      Fair Value
- - ----------------------------------------------------------------------
Financial assets:
  Cash. . . . . . . . . . . . . . . . . . .   $ 34,054        $ 34,054
  Receivables . . . . . . . . . . . . . . .     18,306          18,306
  Prepaid expenses and other. . . . . . . .     54,098          54,388
  Other long-term assets. . . . . . . . . .      2,067           2,067
Financial liabilities:
  Outstanding checks. . . . . . . . . . . .     72,373          72,373
  Accounts payable. . . . . . . . . . . . .    217,277         217,277
  Long-term debt. . . . . . . . . . . . . .    322,147         330,677
- - ----------------------------------------------------------------------

Cash, Accounts and Notes Receivable--Current and Other Long-term Assets--The carrying amounts of these items are a reasonable estimate of their fair value.

Prepaid Expenses and Other--For stocks, bonds and other investments (generally municipal securities), the fair value is estimated using quoted market prices.

Outstanding Checks and Accounts Payable--The carrying amounts of these items are a reasonable estimate of their fair value.

Long-term Debt--The fair value of notes, mortgages, and real estate assessments payable is estimated by discounting expected future cash flows. The discount rate used is the rate currently available to the Company for issuance of debt with similar terms and remaining maturities. For commercial paper and bid lines of credit under the revolving credit agreement (see Note
6), the carrying amounts are a reasonable estimate of their fair value.

Interest Rate Agreements--The fair value of interest rate swap agreements and CAPs are based on estimated amounts at which they could be settled. At January 29, 1994, the Company could settle these agreements at a cost of $2,580,000.

Management is not aware of any factors that would significantly change the Estimated Fair Value amounts shown here. A comprehensive revaluation for purposes of these financial statements has not been performed since January 29, 1994, and current estimates of fair value may differ from the amounts presented herein. There are no financial instruments that potentially subject the Company to concentrations of credit risk.

12. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are parties to various legal claims, actions, and complaints, certain of which involve material amounts. Although the Company is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, management presently believes that disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        1993 Fiscal Quarters                        1992 Fiscal Quarters
                                            -----------------------------------------     ---------------------------------------
(In thousands, except per-share data)       Fourth      Third     Second        First     Fourth      Third     Second      First
- - ---------------------------------------------------------------------------------------------------------------------------------
Net sales. . . . . . . . . . . . . . . .  $807,777   $644,527   $674,719     $852,059   $758,013   $629,374   $641,748   $824,827
Gross margin . . . . . . . . . . . . . .   247,492/1  189,897    206,863/2    246,123    233,880/5  187,084    193,528    242,594
Income from operations . . . . . . . . .    50,775/1   17,900     35,567/2     24,506     42,719/5   14,947     25,689     21,727
Net income before cumulative effect of
  an accounting change. . . . . . . . .     30,034/1    9,897     16,962/2,3   14,011     25,830/5    8,320     14,886     11,551
Cumulative effect of an accounting
  change. . . . . . . . . . . . . . . .         --         --         --       (2,588)/4      --         --         --         --
Net income. . . . . . . . . . . . . . .     30,034/1    9,897     16,962/2,3   11,423/4   25,830/5    8,320     14,886     11,551
Earnings per common share:
  Net income before cumulative effect of
    an accounting change. . . . . . . .      $1.05/1     $.35       $.60/2,3     $.50       $.92/5     $.30       $.54       $.44
  Cumulative effect of an
  accounting change . . . . . . . . . .         --         --         --         (.09)/4      --         --         --         --
  Net income. . . . . . . . . . . . . .      $1.05/1     $.35       $.60/2,3     $.41)/4    $.92/5     $.30       $.54       $.44
Weighted average number of shares
  outstanding . . . . . . . . . . . . .     28,571     28,495     28,338       28,165     28,163     27,908     27,711     26,363
- - ---------------------------------------------------------------------------------------------------------------------------------

/1 The LIFO adjustment in the fourth quarter of 1993 increased gross margin and income from operations by $4,493; net income by $2,786; and earnings per common share by $.10.
/2 In the second quarter of 1993, a change in the LIFO computation increased gross margin by $6,178; net income by $3,892; and earnings per common share by $.14.
/3      In the second quarter of 1993, resolution of certain
        IRS audits and a charge for recently enacted federal statutory tax rates, applied retroactively to January 31, 1993, decreased net income by $4,368 and earnings per common share by $.15.
/4 In the first quarter of 1993, the Company adopted SFAS No. 109 which decreased net income by $2,588 and earnings per common share by $.09.
/5 The LIFO adjustment in the fourth quarter of 1992 increased gross margin and income from operations by $3,216; net income by $2,026; and earnings per common share by $.07.

/TABLE

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Fred Meyer, Inc.:

We have audited the accompanying consolidated balance sheets of Fred Meyer, Inc. and subsidiaries as of January 29, 1994 and January 30, 1993, and the related statements of consolidated operations, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three fiscal years in the period ended January 29, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fred Meyer, Inc. and subsidiaries at January 29, 1994 and January 30, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 29, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 5 and 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes in the fiscal year ended January 29, 1994 and postretirement benefits in the fiscal year ended January 30, 1993.

DELOITTE & TOUCHE

March 7, 1994

Appendix A - Fred Meyer 1993 Annual Report Graphic Material
- - -----------------------------------------------------------
1. The following is a description of graphic material omitted from the current filing:

Graph Title:           Net Earnings Per Common Share
Graph Page Number:     18
Type of Graph:         Bar Graph
X-Axis Information:    Years from left to right 1990, 1991,
                       1992 and 1993
Y-Axis Information:    Dollars from bottom to top 0.0, 0.5,
                       1.0, 1.5, 2.0, 2.5
Specific Data Points:  1990     1991     1992     1993
                       ----     ----     ----     ----
                       1.37     1.80     2.21     2.50*
                       *Before nonrecurring items and
                        accounting change

2. The following is a description of graphic material omitted from the current filing:

Graph Title:           Net Income as a Percent of Net Sales
Graph Page Number:     18
Type of Graph:         Bar Graph
X-Axis Information:    Years from left to right 1990, 1991,
                       1992 and 1993
Y-Axis Information:    Percent from bottom to top 0.0, 0.5,
                       1.0, 1.5, 2.0, 2.5
Specific Data Points:  1990     1991     1992     1993
                       ----     ----     ----     ----
                        1.4      1.7      2.1      2.4*
                       *Before nonrecurring items and
                        accounting change

3. The following is a description of graphic material omitted from the current filing:

Graph Title:           Stockholders' Equity
Graph Page Number:     18
Type of Graph:         Bar Graph
X-Axis Information:    Years from left to right 1990, 1991,
                       1992 and 1993
Y-Axis Information:    Dollars in millions from bottom to top
                       0, 100, 200, 300, 400, 500, 600
Specific Data Points:  1990     1991     1992     1993
                       ----     ----     ----     ----
                      285.3    335.2    450.1    527.7