Form 10-K, Exhibit 13
period 1995-01-28
MEYER FRED INC
filed 1995-04-26
CIK 701169

EXHIBIT 13

SELECTED FINANCIAL DATA (1995-1992) (page 1 of 3)

                                                                               Fiscal Year Ended
                                                          -------------------------------------------------------------
(In thousands, except per-share data and                  January 28,     January 29,       January 30,     February 1,
statistical information)                                        1995            1994              1993            1992
- -----------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net sales . . . . . . . . . . . . . . . . . . . .         $3,128,432      $2,979,082        $2,853,962      $2,702,721
Gross margin. . . . . . . . . . . . . . . . . . .            866,034         890,375/5         857,086         809,900
Operating and administrative expenses . . . . . .            823,742         761,627           752,004         731,892
Writedown of California assets/restructuring
  charge (reversal) . . . . . . . . . . . . . . .             15,978/3            --                --          (8,289)/8
Income from operations. . . . . . . . . . . . . .             26,314/4      128,748/5          105,082          86,297/9
Interest expense, net of interest income/1. . . .             14,753          8,246              8,912          15,302
Income (loss) before income taxes . . . . . . . .             11,561/4      120,502             96,170          70,995/8,9
Provision for (benefit from) income taxes . . . .              4,393/4       49,598/6           35,583          25,768
Net income (loss) before cumulative effect of
  accounting change or extraordinary item . . . .              7,168/4       70,904/5,6         60,587          45,227/8,9
Cumulative effect of accounting change. . . . . .                 --         (2,588)/7              --              --
Extraordinary item. . . . . . . . . . . . . . . .                 --             --                 --              --
                                                          ----------     ----------         ----------      ----------
Net income (loss) . . . . . . . . . . . . . . . .         $    7,168/4   $   68,316/5,6,7   $   60,587      $   45,227/8,9
                                                          ==========     ==========         ==========      ==========
Earnings (loss) per common share:
  Net income (loss) before cumulative effect of
    accounting change or extraordinary item . . .               $.25/4        $2.50/5,6          $2.21           $1.80/8,9
  Cumulative effect of accounting change. . . . .                 --           (.09)/7              --              --
  Extraordinary item. . . . . . . . . . . . . . .                 --             --                 --              --
                                                                ----          -----              -----           -----
  Net income (loss) . . . . . . . . . . . . . . .               $.25/4        $2.41/5,6,7        $2.21           $1.80/8,9
                                                                ====          =====              =====           =====
BALANCE SHEET DATA
Total assets. . . . . . . . . . . . . . . . . . .         $1,562,672     $1,326,076         $1,081,627        $974,780
Capitalization:
  Long-term debt. . . . . . . . . . . . . . . . .           $540,166       $321,398           $195,837        $240,968
  Lease obligations . . . . . . . . . . . . . . .             63,229         65,955             70,313          67,387
  Stockholders' equity. . . . . . . . . . . . . .            538,620        527,686            450,128         335,154
                                                          ----------     ----------         ----------        --------
    Total . . . . . . . . . . . . . . . . . . . .         $1,142,015       $915,039           $716,278        $643,509
                                                          ==========     ==========         ==========        ========
STATISTICAL INFORMATION
Percent of net sales:
  Nonfood sales . . . . . . . . . . . . . . . . .               61.7%          62.5%              63.3%           63.7%
  Food sales. . . . . . . . . . . . . . . . . . .               38.3%          37.5%              36.7%           36.3%
Total stores sales growth . . . . . . . . . . . .                5.0%           4.4%               5.6%            9.2%
Comparable stores sales percentage
  increase (decrease)/2 . . . . . . . . . . . . .               (2.0)%          2.4%               3.0%            4.0%
Long-term debt as a percent of
  total capitalization. . . . . . . . . . . . . .               52.8%          42.3%              37.2%           47.9%
Net income (loss) as a percent of net sales . . .                 .2%/4         2.3%/5,6,7         2.1%            1.7%
Number of multidepartment and specialty stores
  opened during year. . . . . . . . . . . . . . .                  8              7                  6               3
Number of multidepartment and specialty stores
  closed during year. . . . . . . . . . . . . . .                  4              3                  5               3
Number of multidepartment and specialty stores
  operated at end of year . . . . . . . . . . . .                131            127                123             122
Total retail square feet at end of year . . . . .         14,194,000     13,423,000         12,646,000      12,679,000
Selling square feet at end of year. . . . . . . .         10,490,000      9,999,000          9,471,000       9,657,000
Sales per selling square foot
  (weighted average). . . . . . . . . . . . . . .               $304           $312               $304            $283
Common shares outstanding (weighted average). . .         28,625,000     28,375,000         27,446,000      25,182,000
- ----------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA (1991-1988) (page 2 of 3)

                                                                               Fiscal Year Ended
                                                          -----------------------------------------------------------
(In thousands, except per-share data and                  February 2,     February 3,     January 28,     January 30,
statistical information)                                        1991            1990            1989            1988
- ---------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net sales . . . . . . . . . . . . . . . . . . . .         $2,476,055      $2,284,535      $2,073,544      $1,847,843
Gross margin. . . . . . . . . . . . . . . . . . .            741,720         671,044         610,415         547,157
Operating and administrative expenses . . . . . .            674,212         620,953         544,225         485,822
Writedown of California assets/restructuring
  charge (reversal) . . . . . . . . . . . . . . .                 --          49,277/8            --              --
Income from operations. . . . . . . . . . . . . .             67,508             814/11       66,190          61,335
Interest expense, net of interest income/1. . . .             15,974          13,947           9,291           7,449
Income (loss) before income taxes . . . . . . . .             51,534         (13,133)/11      56,899          53,886
Provision for (benefit from) income taxes . . . .             17,951          (6,285)         20,238          21,850
Net income (loss) before cumulative effect of
  accounting change or extraordinary item . . . .             33,583          (6,848)/11      36,661          32,036
Cumulative effect of accounting change. . . . . .                 --              --              --              --
Extraordinary item. . . . . . . . . . . . . . . .                 --              --              --              --
                                                          ----------      ----------      ----------      ----------
Net income (loss) . . . . . . . . . . . . . . . .         $   33,583      $   (6,848)/11  $   36,661      $   32,036
                                                          ==========      ==========      ==========      ==========
Earnings (loss) per common share:
  Net income (loss) before cumulative effect of
    accounting change or extraordinary item . . .              $1.37           $(.28)/11       $1.50           $1.31
  Cumulative effect of accounting change. . . . .                 --              --              --              --
  Extraordinary item. . . . . . . . . . . . . . .                 --              --              --              --
                                                               -----           -----           -----           -----
  Net income (loss) . . . . . . . . . . . . . . .              $1.37           $(.28)/11       $1.50           $1.31
                                                               =====           =====           =====           =====
BALANCE SHEET DATA
Total assets. . . . . . . . . . . . . . . . . . .           $905,756        $796,894        $686,806        $626,522
Capitalization:
  Long-term debt. . . . . . . . . . . . . . . . .           $232,881        $188,441        $ 92,180        $ 87,730
  Lease obligations . . . . . . . . . . . . . . .             67,664          66,393          50,774          46,904
  Stockholders' equity. . . . . . . . . . . . . .            285,299         251,546         258,188         221,056
                                                            --------        --------        --------        --------
    Total . . . . . . . . . . . . . . . . . . . .           $585,844        $506,380        $401,142        $355,690
                                                            ========        ========        ========        ========
STATISTICAL INFORMATION
Percent of net sales:
  Nonfood sales . . . . . . . . . . . . . . . . .               64.3%           66.8%           68.2%           67.6%
  Food sales. . . . . . . . . . . . . . . . . . .               35.7%           33.2%           31.8%           32.4%
Total stores sales growth . . . . . . . . . . . .               11.6%/10         8.4%/10        12.2%            9.5%
Comparable stores sales percentage
  increase (decrease)/2 . . . . . . . . . . . . .                3.6%/10         4.5%/10         7.9%            6.6%
Long-term debt as a percent of
  total capitalization. . . . . . . . . . . . . .               51.3%           50.3%           35.6%           37.9%
Net income (loss) as a percent of net sales . . .                1.4%            (.3)%/11        1.8%            1.7%
Number of multidepartment and specialty stores
  opened during year. . . . . . . . . . . . . . .                  5              15              14               8
Number of multidepartment and specialty stores
  closed during year. . . . . . . . . . . . . . .                  8               2               1               2
Number of multidepartment and specialty stores
  operated at end of year . . . . . . . . . . . .                122             125             112              99
Total retail square feet at end of year . . . . .         12,213,000      11,743,000      10,925,000      10,494,000
Selling square feet at end of year. . . . . . . .          9,361,000       9,056,000       8,388,000       8,064,000
Sales per selling square foot
  (weighted average). . . . . . . . . . . . . . .               $269            $261/10         $253            $239
Common shares outstanding (weighted average). . .         24,500,000      24,801,000      24,470,000      24,403,000
- --------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA (1987-1985) (page 3 of 3)

                                                                               Fiscal Year Ended
                                                          -------------------------------------------
(In thousands, except per-share data and                  January 31,     February 1,     February 2,
statistical information)                                        1987            1986            1985
- -----------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net sales . . . . . . . . . . . . . . . . . . . .         $1,688,208      $1,583,796      $1,449,108
Gross margin. . . . . . . . . . . . . . . . . . .            487,829         447,960         395,419
Operating and administrative expenses . . . . . .            430,469         397,841         354,914
Writedown of California assets/restructuring
  charge (reversal) . . . . . . . . . . . . . . .                 --              --              --
Income from operations. . . . . . . . . . . . . .             57,360          50,119          40,505
Interest expense, net of interest income/1. . . .             11,945          17,652          19,565
Income (loss) before income taxes . . . . . . . .             45,415          32,467          20,940
Provision for (benefit from) income taxes . . . .             21,350          13,000           8,000
Net income (loss) before cumulative effect of
  accounting change or extraordinary item . . . .             24,065          19,467          12,940
Cumulative effect of accounting change. . . . . .                 --              --              --
Extraordinary item. . . . . . . . . . . . . . . .             (1,530)/12          --           2,649/14
                                                          ----------      ----------      ----------
Net income (loss) . . . . . . . . . . . . . . . .         $   22,535      $   19,467      $   15,589
                                                          ==========      ==========      ==========
Earnings (loss) per common share:
  Net income (loss) before cumulative effect of
    accounting change or extraordinary item . . .              $1.15           $1.06            $.73
  Cumulative effect of accounting change. . . . .                 --              --              --
  Extraordinary item. . . . . . . . . . . . . . .               (.07)/12          --             .15/14
                                                               -----           -----            ----
  Net income (loss) . . . . . . . . . . . . . . .              $1.08           $1.06            $.88
                                                               =====           =====            ====
BALANCE SHEET DATA
Total assets. . . . . . . . . . . . . . . . . . .           $533,986        $568,531        $538,847
Capitalization:
  Long-term debt. . . . . . . . . . . . . . . . .           $ 76,874        $130,940        $175,375
  Lease obligations . . . . . . . . . . . . . . .             36,093          89,236          89,297
  Stockholders' equity. . . . . . . . . . . . . .            186,692          98,395          78,584
                                                            --------        --------        --------
    Total . . . . . . . . . . . . . . . . . . . .           $299,659        $318,571        $343,256
                                                            ========        ========        ========
STATISTICAL INFORMATION
Percent of net sales:
  Nonfood sales . . . . . . . . . . . . . . . . .               66.1%           65.6%           63.5%
  Food sales. . . . . . . . . . . . . . . . . . .               33.9%           34.4%           36.5%
Total stores sales growth . . . . . . . . . . . .                6.6%           11.2%/13        17.3%/13
Comparable stores sales percentage
  increase (decrease)/2 . . . . . . . . . . . . .                4.3%            4.1%/13         4.4%/13
Long-term debt as a percent of
  total capitalization. . . . . . . . . . . . . .               37.7%           69.1%           77.1%
Net income (loss) as a percent of net sales . . .                1.3%            1.2%            1.1%
Number of multidepartment and specialty stores
  opened during year. . . . . . . . . . . . . . .                  1               4              23/15
Number of multidepartment and specialty stores
  closed during year. . . . . . . . . . . . . . .                  1               1               1
Number of multidepartment and specialty stores
  operated at end of year . . . . . . . . . . . .                 93              93              90
Total retail square feet at end of year . . . . .          9,738,000       9,536,000       8,919,000
Selling square feet at end of year. . . . . . . .          7,497,000       7,309,000       6,772,000
Sales per selling square foot
  (weighted average). . . . . . . . . . . . . . .               $228            $228            $226/13
Common shares outstanding (weighted average). . .         20,870,000      18,355,000      17,790,000
- ----------------------------------------------------------------------------------------------------

 /1  Interest income was $885, $707, $544, $517, $467, $482, $336, $350, $1,679, $2,983, and $3,090.
     Excludes interest expense related to occupancy.
 /2  Includes only sales of stores operating throughout each of the periods compared.
 /3  In 1994, the Company recorded a pretax charge of $15,978 to writedown to their estimated net realizable value one multidepartment store and three land parcels in California.
 /4  Excluding the writedown of California assets of $15,978, income from operations, income before income taxes, provision for income taxes, net income and earnings per common share would be
     $42,292; $27,539; $10,465; $17,074; and $.60, respectively; and net income as a percent of sales would be .6%.
 /5  Includes a nonrecurring LIFO credit of $6,178.
 /6  Includes $3,588 from the resolution of an IRS audit, ($2,286) related to the LIFO credit, and a 38% tax rate.
 /7  Effect of adopting Statement of Financial Accounting Standards No. 109 relating to income taxes.
 /8  In 1989, the Company took a pretax charge of $49,277 related to closing some of its stores and for conversion of its management information systems from Honeywell to IBM. In 1991, the Company reversed $8,289 of this charge based on a decision not to close as many stores as previously provided for.
 /9  Excluding the benefit from the restructuring charge reversal of $8,289 and a charge against expenses for previously capitalized software development costs of $8,748, income from operations, net income, and earnings per common share would be $86,756; $45,516; and $1.81, respectively.
/10  Excludes 53rd week in the fiscal year ended February 3, 1990.
/11  Excluding the restructuring charge of $49,277, income from operations, net income, earnings per common share, and net income as a percent of net sales would be $50,091; $24,197; $.98; and 1.1%, respectively.
/12  Prepayment costs of $1,530 ($.07 per share) from early extinguishment of 17% Senior and
     Subordinated Notes, net of taxes.
/13  Excludes 53rd week in the fiscal year ended February 2, 1985.
/14  Extraordinary gain of $2,649 ($.15 per share) arising from the disposition of a limited partnership interest in Properties.
/15  Includes 21 nonfood stores acquired from Grand Central, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion summarizes Fred Meyer, Inc.'s (the "Company") operating results for the fiscal year ended January 28, 1995 ("1994") compared with the fiscal year ended January 29, 1994 ("1993") and for 1993 compared with the fiscal year ended January 30, 1993 ("1992"). Also included are discussions of the Company's liquidity, capital resources, effect of LIFO, effect of inflation, recent accounting changes, stock data, and dividend policy. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements.

RESULTS OF OPERATIONS--1994 COMPARED WITH 1993

Net sales for 1994 increased $149,350,000 or 5.0% over 1993. This increase reflects openings of five full-size multidepartment stores, three jewelry stores in malls, and the addition of food to four nonfood stores, offset by the closure of two multidepartment stores and two specialty stores. Comparable store sales decreased 2.0% for 1994, with food comparable store sales down 3.0% and nonfood comparable store sales decreasing 1.4%. This decrease reflects the effect of an 88-day food industry strike in the greater Portland, Oregon and Vancouver, Washington area, in which the Company's stores were the only stores picketed, plus strikes at the Company's Portland area distribution center, trucking operations, dairy and main office. These labor disputes were all settled early in the fourth quarter. Excluding the stores affected by the strikes, total comparable store sales increased 1.5%, with food comparable store sales up 1.7% and nonfood comparable store sales up 1.3%. Food sales as a percent of net sales were 38.3% and 37.5%, respectively, for 1994 and 1993. The increase in food sales as a percent of net sales was primarily due to an increase in the number of the Company's stores that sell food.

Gross margin as a percent of net sales was 27.7% in 1994 compared with 29.9% in 1993. This decrease is primarily due to the impact of the strikes and high markdowns that were taken during the promotional Christmas period. 1993's gross margin was favorably affected by a one-time LIFO credit of $6,178,000.

Operating and administrative expenses increased 8.2% to $823,742,000 in 1994 from $761,627,000 in 1993, and as a percent of net sales were 26.3% in 1994 compared with 25.6% in 1993. Expenses as a percent of sales increased in the areas of labor and fixed costs due to lower sales volumes in the stores affected by the strikes.

The Company recognized a $15,978,000 charge to its 1994 operating results reflecting its decision to exit the California market except for its two jewelry locations. The charge represents a writedown of assets to their estimated realizable value for the assumed sale of the Company's one multidepartment store and three land parcels in California.

Net interest expense was $14,753,000 for 1994 and $8,246,000 for 1993, an increase of 78.9%. This increase reflects higher interest rates, and increased debt due to an increased capital spending plan for accelerated growth, and the strikes.

The effective tax rate was 38.0% for 1994 and 41.2% for 1993. The effective tax rate for 1993 was 38.0% when excluding the impact of a tax settlement.

Net income was $7,168,000 for 1994 and $68,316,000 for 1993. This decrease is primarily the result of the above-mentioned strikes. Excluding the effect of the writedown of California assets, 1994 net income was $17,074,000.

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

Gross margin as a percent of net sales was 29.9% in 1993 compared with 30.0% in 1992. The LIFO charge decreased from $4,167,000 in 1992 to $2,890,000 in 1993, primarily as a result of lower inflation rates. Additionally, 1993's gross margin was favorably affected by a one-time LIFO credit of $6,178,000. Excluding the effect of this one-time LIFO credit, 1993 gross margin as a percent of net sales was 29.7%. Gross margins decreased primarily due to lower nonfood pricing as a result of the Company's expense control efforts, start-up costs associated with expansion of its soft goods and hardlines distribution capabilities, and soft apparel sales.

[Graphic Bar Chart
 Graph Title:  SG&A Expenses as a Percent of Sales
 X-Axis Information:  1990-1994
 Y-Axis Information:  20-28%
 Specific Data Points:  1990    1991    1992    1993    1994
                        -----   ------  -----   -----   ------
                        27.23   26.76*  26.35   25.57   26.33*
                        *  Excludes nonrecurring items.]

[Graphic Bar Chart
 Graph Title:  Income from Operations
 X-Axis Information:  1990-1994
 Y-Axis Information:  $0-$125 (dollars in millions)
 Specific Data Points:  1990    1991    1992    1993    1994
                        -----   -----   -----   -----   -----
                        67.5    86.8*   105.1   122.6*  42.3*
                        *  Excludes nonrecurring items.]

[Graphic Bar Chart
 Graph Title:  Net Income as a Percent of Net Sales
 X-Axis Information:  1990-1994
 Y-Axis Information:  0.0-2.5%
 Specific Data Points:  1990    1991    1992    1993    1994
                        ----    ----    ----    ----    ----
                        1.4     1.7*    2.1     2.4*    0.6*
                        *  Excludes nonrecurring items.]


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

Before reflecting three nonrecurring accounting adjustments and an accounting change in 1993, net income increased 17.0% to $70,881,000; and earnings per share were $2.50 for 1993, assuming a 38% tax rate for 1993 versus 37% in 1992. On a reported basis, net income for 1993 increased 12.8% to $68,316,000 from $60,587,000 in 1992, after reflecting the accounting change and three accounting adjustments that resulted in a reduction in net income of $2,565,000 and $.09 in earnings per share in 1993. Reported earnings per share were $2.41 for 1993 based on 28,375,000 shares outstanding, compared with $2.21 for the prior year's period based on 27,446,000 shares outstanding.

LIQUIDITY AND CAPITAL RESOURCES

The Company funded its working capital and capital expenditure needs in 1994 through internally generated cash flow, supplemented by borrowings under committed and uncommitted bank lines of credit and unrated commercial paper. During 1992, the Company sold 2,000,000 shares of common stock in a public offering, resulting in net proceeds to the Company of $46,558,000. On
June 29, 1993 and August 2, 1993, the Company issued an aggregate of $70,000,000 of five-year floating rate notes to a group of five banks. At the Company's option, the notes will bear interest at a spread above LIBOR or certificate of deposit rates. Proceeds from the public offering and floating rate notes were used to reduce commercial paper borrowings. On
June 1, 1994, the Company issued an aggregate of $57,500,000 of senior notes to a group of life insurance companies. The notes mature on July 15 of 1999, 2001, 2004, and 2007 and bear interest rates of between 7.25% and 7.98%.

The Company entered into a new credit facility in 1994 with several domestic and foreign banks for a committed line of credit which provides for borrowings of up to $400,000,000. This agreement continues through June 30, 1999, at which time the agreement terminates and any outstanding amounts must be paid in full. In addition to this committed credit facility, the Company had $45,000,000 of uncommitted money market lines of credit with several foreign banks and had $130,000,000 of uncommitted money market lines of credit with banks who are in the committed credit facility. The bank lines of credit and unrated commercial paper are used primarily for seasonal inventory requirements, new store construction and financing, existing store remodeling, acquisition of land, and major projects such as MIS development. At January 28, 1995 the Company had unrated commercial paper outstanding in the amount of approximately $324,921,000, borrowings under uncommitted borrowing facilities of $35,000,000, and a total of approximately $40,079,000 available for borrowings that would be supported by its committed credit facilities. On March 6, 1995, the Company entered into a new 364-day credit facility with several domestic and foreign banks for an additional committed line of credit which provides for borrowings of up to $100,000,000. After 364 days, the agreement terminates and any outstanding amounts must be paid in full unless extended.

The Company has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. At January 28, 1995, the Company had outstanding six interest rate contracts with commercial banks, having a total notional principal amount of $100,000,000. Three of these agreements effectively fix the Company's interest rate on unrated commercial paper, floating rate facilities, and uncommitted lines of credit at rates between 4.625% and 7.595% on a notional principal amount of $50,000,000. These contracts expire in 1996, 1997, and 1998. The remaining three agreements effectively limit the maximum interest rate the Company will pay at rates between 5.0% and 9.0% on notional principal amounts totaling $50,000,000. These three agreements mature in 1996, 1998 and 1999. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparties.

[Graphic Bar Chart
 Graph Title:  Net Earnings Per Common Share
 X-Axis Information:  1990-1994
 Y-Axis Information:  $0.00-$2.50 (in dollars)
 Specific Data Points:  1990    1991     1992    1993     1994
                        ----    -----    ----    -----    ----
                        1.37    1.81*    2.21    2.50*    .60*
                        *  Excludes nonrecurring items.]

[Graphic Bar Chart
 Graph Title:  Stockholders' Equity
 X-Axis Information:  1990-1994
 Y-Axis Information:  $0-$600 (dollars in millions)
 Specific Data Points:  1990    1991    1992    1993    1994
                        -----   -----   -----   -----   -----
                        285.3   335.2   450.1   527.7   538.6]

[Graphic Bar Chart
 Graph Title:  Store Square Footage at Year-End
 X-Axis Information:  1990-1994
 Y-Axis Information:  0-15 (square feet in millions)
 Specific Data Points:  1990    1991    1992    1993    1994
                        ----    ----    ----    ----    ----
                        12.2    12.7    12.6    13.4    14.2]


During 1994, the Company opened five new multidepartment stores and closed two multidepartment stores. Seven stores underwent major remodels, four of which included the addition of new food departments to previously nonfood stores. Also in 1994, the Company completed construction of an addition to its corporate offices and a flow-through retail service center in Chehalis, Washington to distribute apparel, general merchandise, and music products. Other capital projects in 1994 included improvements to the main distribution center, central bakery, and dairy plants and continuation of the Company's MIS improvement program. The Company began construction of six additional multidepartment stores, and a new food distribution center near Seattle, Washington which are scheduled to open in 1995. At least seven major remodels are planned for completion in 1995, three of which will include the addition of food departments. The Company believes that a combination of cash flow from operations and borrowings under its expanded credit facilities will permit it to finance its capital expenditure requirements for 1995, budgeted at $257,000,000. If the Company determines that it is preferable, it may fund its capital expenditure requirements by mortgaging facilities, entering into sale and leaseback transactions, or by issuing additional debt or equity.

EFFECT OF LIFO

During each year, the Company estimates annual LIFO expense for the year based on estimates of three factors: inflation rates (calculated by reference to the Department Stores Inventory Price Index published by the Bureau of Labor Statistics for soft goods and jewelry and to internally generated indices based on Company purchases during the year for all other departments), expected inventory levels, and expected markup levels (after reflecting permanent markdowns and cash discounts). At year-end, the Company makes the final adjustment reflecting the difference between the Company's prior quarterly estimates and actual LIFO expense for the year.

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

RECENT ACCOUNTING CHANGES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. This Statement requires companies to adjust deferred tax liabilities and assets for changes in tax rates and other tax law provisions in the period the new tax law is enacted and to recognize certain deferred tax liabilities. The Company adopted this accounting standard for its fiscal year beginning January 31, 1993. As a result of the adoption of this accounting standard, the Company recorded a charge to earnings of $2,588,000 to provide for book and tax basis differences of certain capital assets, inventory, and depreciation arising in connection with the Company being taken private in 1981 and the Company's acquisition of Grand Central, Inc. in 1984.

COMMON STOCK INFORMATION

The Company's common stock began trading on the New York Stock Exchange
(NYSE) under the symbol "FMY" on September 9, 1992. Prior to that it was quoted in the NASDAQ National Market System under the symbol "MEYR." At January 28, 1995, the Company had 1,300 shareholders of record. After becoming privately held in 1981, the Company began trading publicly after its initial public offering on October 23, 1986. On April 14, 1992 the Company increased the number of shares outstanding with the sale of an additional 2,000,000 shares of its common stock in a public offering, in addition to 2,000,000 shares sold by a major stockholder. In 1993 a major stockholder sold 3,450,000 shares in a public offering, including approximately 505,000 shares resulting from the exercise of a stock option.

The Company has not paid dividends since its incorporation in 1981, and it is the current policy of the Board of Directors that all available cash flow be used for reinvestment in the business of the Company and for the reduction of debt.

                                Price Ranges of Common Stock
                   ---------------------------------------------------
                          1994             1993              1992
                   ---------------  ----------------   ---------------
Fiscal Quarter       High      Low     High      Low     High      Low
- ----------------------------------------------------------------------
First              $421/2   $355/8   $337/8   $277/8   $291/4   $231/2
Second              383/4    35       355/8    291/4    271/2    223/4
Third               373/8    311/4    37       31       291/2    243/4
Fourth              353/4    291/4    381/2    341/2    337/8    29
- ----------------------------------------------------------------------

[Graphic Bar Chart
 Graph Title:  Earnings Before Interest, Taxes, Depreciation and
               Amortization (EBITDA) as a Percent of Sales
 X-Axis Information:  1990-1994
 Y-Axis Information:  0.00-7.00%
 Specific Data Points:  1990    1991    1992    1993    1994
                        -----   -----   -----   -----   -----
                        4.40    5.29*   6.44    6.88*   4.70*
                        *  Excludes nonrecurring items.]

[Graphic Bar Chart
 Graph Title:  Fixed Charge Coverage Ratio
 X-Axis Information:  1990-1994
 Y-Axis Information:  0.0-2.5
 Specific Data Points:  1990    1991    1992    1993    1994
                        ----    -----   ----    -----   -----
                        1.76    1.84*   2.23    2.44*   1.91*
                        *  Excludes nonrecurring items.]

[Graphic Bar Chart
 Graph Title: Long-Term Debt as Percent of Total Capitalization X-Axis Information: 1990-1994
 Y-Axis Information:  0.0-60.0%
 Specific Data Points:  1990    1991    1992    1993    1994
                        ----    ----    ----    ----    ----
                        51.3    47.9    37.2    42.3    52.8
                        *  Excludes nonrecurring items.]


STATEMENTS OF CONSOLIDATED OPERATIONS
                                                           Fiscal Year Ended
                                                 ---------------------------------------
                                                 January 28,   January 29,   January 30,
(In thousands, except per-share data)                  1995          1994          1993
- ----------------------------------------------------------------------------------------
Net Sales. . . . . . . . . . . . . . . . . . . .  $3,128,432    $2,979,082    $2,853,962
                                                  --------------------------------------
Cost of Goods Sold:
General. . . . . . . . . . . . . . . . . . . . .   2,255,732     2,082,989     1,991,187
Related party lease (Note 3) . . . . . . . . . .       5,579         5,579         5,579
Interest related to occupancy (Note 5) . . . . .       1,087           139           110
                                                  --------------------------------------
Total cost of goods sold . . . . . . . . . . . .   2,262,398     2,088,707     1,996,876
                                                  --------------------------------------
Gross Margin . . . . . . . . . . . . . . . . . .     866,034       890,375       857,086
Operating and Administrative Expenses:
General. . . . . . . . . . . . . . . . . . . . .     754,875       692,354       680,885
Related party leases (Notes 3 and 8) . . . . . .      57,036        57,942        59,876
Interest related to occupancy (Note 5) . . . . .      11,831        11,331        11,243
                                                  --------------------------------------
Total operating and administrative expenses. . .     823,742       761,627       752,004
                                                  --------------------------------------
Writedown of California Assets (Note 4). . . . .      15,978            --            --
                                                  --------------------------------------
Income From Operations . . . . . . . . . . . . .      26,314       128,748       105,082
Interest Expense, Net of interest income of
  $885, $707, and $544 . . . . . . . . . . . . .      14,753         8,246         8,912
                                                  --------------------------------------
Income Before Income Taxes . . . . . . . . . . .      11,561       120,502        96,170
Provision For Income Taxes (Note 6). . . . . . .       4,393        49,598        35,583
                                                  --------------------------------------
Net Income Before Cumulative Effect of
  Accounting Change                                    7,168        70,904        60,587
Cumulative Effect of Accounting Change
  (Notes 2 and 6). . . . . . . . . . . . . . . .          --        (2,588)           --
                                                  --------------------------------------
Net Income . . . . . . . . . . . . . . . . . . .  $    7,168    $   68,316    $   60,587
                                                  ==========    ==========    ==========
Earnings Per Common Share:
Net income before cumulative effect of
  accounting change. . . . . . . . . . . . . . .        $.25         $2.50         $2.21
Cumulative effect of accounting change . . . . .          --          (.09)           --
                                                        --------------------------------
Net Income . . . . . . . . . . . . . . . . . . .        $.25         $2.41         $2.21
                                                        ====         =====         =====
Weighted Average Number of Common
  Shares Outstanding                                  28,625        28,375        27,446
                                                      ======        ======        ======
- ----------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

ASSETS                                        January 28,       January 29,
(In thousands)                                      1995              1994
- ---------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents. . . . . . . . . .  $   34,868         $   34,054
Receivables (Note 2) . . . . . . . . . . . .      20,025             19,406
Inventories (Note 2) . . . . . . . . . . . .     514,473            477,568
Prepaid expenses and other . . . . . . . . .      42,092             44,168
Income taxes receivable. . . . . . . . . . .      15,021                 --
Current portion of deferred taxes (Note 6) .      15,116              7,828
                                              -----------------------------
Total current assets . . . . . . . . . . . .     641,595            583,024
                                              -----------------------------
Property and Equipment:
Buildings, fixtures and equipment. . . . . .   1,164,953            950,952
Property held under capital leases (Note 8).      18,209             19,818
Land . . . . . . . . . . . . . . . . . . . .     159,393            120,913
                                              -----------------------------
Total property and equipment . . . . . . . .   1,342,555          1,091,683
Less accumulated depreciation
  and amortization . . . . . . . . . . . . .     446,116            372,345
                                              -----------------------------
Property and equipment--net. . . . . . . . .     896,439            719,338
                                              -----------------------------
Other Assets:
Goodwill--net (Note 2) . . . . . . . . . . .       5,215              5,523
Other. . . . . . . . . . . . . . . . . . . .      19,423             18,191
                                              -----------------------------
Total other assets . . . . . . . . . . . . .      24,638             23,714
                                              -----------------------------
Total assets . . . . . . . . . . . . . . . .  $1,562,672         $1,326,076
                                              ==========         ==========
- ---------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY          January 28,       January 29,
(In thousands)                                      1995              1994
- ---------------------------------------------------------------------------
Current Liabilities:
Outstanding checks (Note 2). . . . . . . . .  $   81,341         $   72,373
Accounts payable . . . . . . . . . . . . . .     230,703            223,841
Current portion of long-term debt and
  lease obligations (Notes 5 and 8). . . . .       1,623              1,749
Income taxes payable . . . . . . . . . . . .          --             18,660
Accrued expenses:
Compensation . . . . . . . . . . . . . . . .      43,119             41,100
Insurance and other. . . . . . . . . . . . .      35,295             32,564
                                              -----------------------------
Total current liabilities. . . . . . . . . .     392,081            390,287
                                              -----------------------------
Long-term Debt (Note 5). . . . . . . . . . .     540,166            321,398
                                              -----------------------------
Capital Lease Obligations (Note 8) . . . . .      13,823             14,895
                                              -----------------------------
Deferred Lease Transactions (Note 8) . . . .      45,655             48,254
                                              -----------------------------
Deferred Income Taxes (Note 6) . . . . . . .      22,258             18,496
                                              -----------------------------
Other Long-term Liabilities
  (Notes 8 and 10) . . . . . . . . . . . . .      10,069              5,060
                                              -----------------------------
Commitments and Contingencies (Notes 2,
  8, and 12) . . . . . . . . . . . . . . . .
                                              -----------------------------
Stockholders' Equity (Note 7):
Preferred stock, $.01 par value (authorized,
  5,000 shares; outstanding, none) . . . . .          --                 --
Common stock, $.01 par value (authorized,
  100,000 shares; issued, 1994--26,858
  shares, and 1993--26,705 shares;
  outstanding, 1994--26,568 shares, and
  1993--26,415 shares) . . . . . . . . . . .         268                267
Additional paid-in capital . . . . . . . . .     197,087            193,719
Unearned compensation. . . . . . . . . . . .        (130)              (527)
Treasury stock--290 shares . . . . . . . . .      (3,896)            (3,896)
Retained earnings. . . . . . . . . . . . . .     345,291            338,123
                                              -----------------------------
Total stockholders' equity . . . . . . . . .     538,620            527,686
                                              -----------------------------
Total liabilities and stockholders' equity .  $1,562,672         $1,326,076
                                              ==========         ==========
- ---------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
                                                           Fiscal Year Ended
                                                 ---------------------------------------
                                                 January 28,   January 29,   January 30,
(In thousands)                                         1995          1994          1993
- ----------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income. . . . . . . . . . . . . . . . . . .   $   7,168     $  68,316     $  60,587
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization of property
    and equipment . . . . . . . . . . . . . . .      89,474        70,547        66,958
  Writedown of California assets. . . . . . . .      15,978            --            --
  Deferred lease transactions . . . . . . . . .      (2,599)        3,469         4,768
  Deferred income taxes . . . . . . . . . . . .      (3,526)       (5,708)         (189)
  Other liabilities . . . . . . . . . . . . . .        (347)          721         1,533
  Inventories . . . . . . . . . . . . . . . . .     (37,358)      (51,490)      (22,803)
  Other current assets. . . . . . . . . . . . .       1,552            71       (16,281)
  Accounts payable and accrued expenses . . . .      11,613        37,124        32,854
  Income taxes. . . . . . . . . . . . . . . . .     (33,681)        3,242        13,687
  Other . . . . . . . . . . . . . . . . . . . .       1,766        (8,164)           45
                                                  --------------------------------------
Net cash provided by operating activities . . .      50,040       118,128       141,159
                                                  --------------------------------------
Cash Flows from Financing Activities:
Proceeds from stock offering. . . . . . . . . .          --            --        45,608
Issuance of other common stock--net . . . . . .       3,369         8,647         8,779
Collection of notes receivable. . . . . . . . .         364           264         1,092
Increase in notes receivable. . . . . . . . . .        (213)       (1,402)         (114)
Increase (decrease) in outstanding checks . . .       8,968         1,962       (11,960)
Long-term financing:
  Borrowings. . . . . . . . . . . . . . . . . .     258,871       126,310         2,941
  Repayments. . . . . . . . . . . . . . . . . .     (40,093)       (1,015)      (51,761)
                                                  --------------------------------------
Net cash provided by (used in)
  financing activities. . . . . . . . . . . . .     231,266       134,766        (5,415)
                                                  --------------------------------------
Cash Flows from Investing Activities:
Net purchases of investment securities. . . . .       (935)        (1,745)       (3,705)
Purchases of property and equipment . . . . . .   (284,193)      (253,920)     (144,628)
Proceeds from sale of property and equipment. .      4,636          4,941        14,485
                                                  --------------------------------------
Net cash used for investing activities. . . . .   (280,492)      (250,724)     (133,848)
                                                  --------------------------------------
Net Increase in Cash and Cash Equivalents
  for the Year. . . . . . . . . . . . . . . . .        814          2,170         1,896
Cash and Cash Equivalents, Beginning of Year. .     34,054         31,884        29,988
                                                  --------------------------------------
Cash and Cash Equivalents, End of Year. . . . .   $  34,868     $  34,054     $  31,884
                                                  =========     =========     ==========
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
  Interest (including interest capitalized of
    $2,520, $1,689, and $406) . . . . . . . . .     $31,022       $17,984       $18,193
  Income taxes. . . . . . . . . . . . . . . . .      40,757        53,197        21,514
- ----------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

                                                 Common Stock
                                              -------------------  Additional
                                              Number of               Paid-in       Unearned    Treasury     Retained
(In thousands)                                   Shares    Amount     Capital   Compensation       Stock     Earnings       Total
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, February 1, 1992. . . . . . . . . . . . 22,918      $232    $130,912        $(1,439)    $(3,771)    $209,220    $335,154
Issuance/purchase of common stock:
Stock issuance . . . . . . . . . . . . . . . . .  2,000        20      45,588             --          --           --      45,608
Stock options exercised. . . . . . . . . . . . .    649         6       6,773             --          --           --       6,779
Stock awards . . . . . . . . . . . . . . . . . .     --        --           2             --          --           --           2
Stock bonuses/sale . . . . . . . . . . . . . . .      9         1         247           (248)         --           --          --
Treasury stock . . . . . . . . . . . . . . . . .     (4)       --          --             --        (125)          --        (125)
Tax benefit from stock options . . . . . . . . .     --        --       1,558             --          --           --       1,558
Amortization of unearned compensation. . . . . .     --        --          --            565          --           --         565
Net income . . . . . . . . . . . . . . . . . . .     --        --          --             --          --       60,587      60,587
                                                 --------------------------------------------------------------------------------
Balance, January 30, 1993. . . . . . . . . . . . 25,572       259     185,080         (1,122)     (3,896)     269,807     450,128
Issuance of common stock:
Stock options exercised. . . . . . . . . . . . .    843         8       7,185             --          --           --       7,193
Tax benefits from stock options. . . . . . . . .     --        --       1,454             --          --           --       1,454
Amortization of unearned compensation. . . . . .     --        --          --            595          --           --         595
Net income . . . . . . . . . . . . . . . . . . .     --        --          --             --          --       68,316      68,316
                                                  -------------------------------------------------------------------------------
Balance, January 29, 1994. . . . . . . . . . . .  26,415      267     193,719           (527)     (3,896)     338,123     527,686
Issuance of common stock:
Stock options exercised. . . . . . . . . . . . .     153        1       2,611             --          --           --       2,612
Tax benefits from stock options. . . . . . . . .      --       --         757             --          --           --         757
Amortization of unearned compensation. . . . . .      --       --          --            397          --           --         397
Net income . . . . . . . . . . . . . . . . . . .      --       --          --             --          --        7,168       7,168
                                                  -------------------------------------------------------------------------------
Balance, January 28, 1995. . . . . . . . . . . .  26,568     $268    $197,087          $(130)    $(3,896)    $345,291    $538,620
                                                  ======     ====    ========          ======    ========    ========    ========
- ---------------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY

Fred Meyer, Inc., a Delaware corporation, and its subsidiaries (the "Company") operate a chain of 131 retail stores offering a wide range of food, products for the home, apparel, fine jewelry, and home improvement items, with emphasis on necessities and items of everyday use. The stores are located in Oregon, Washington, Utah, Alaska, Idaho, northern California, and Montana and include 100 free-standing, multidepartment stores and 31 specialty stores.

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

Fiscal Year--The Company's fiscal year is generally 52 weeks, but periodically consists of 53 weeks, because the fiscal year ends on the Saturday closest to January 31. Fiscal years 1994, 1993, and 1992 ended on January 28, 1995, January 29, 1994, and January 30, 1993, respectively.

Unless otherwise stated, references to years in this report relate to fiscal years rather than to calendar years.

Segment Reporting--The Company's operations consist of one segment, retail sales.

Cash and Cash Equivalents--The Company considers all highly liquid debt and equity instruments purchased with an original maturity of three months or less to be cash equivalents.

Receivables--Receivables are reported net of allowances for potential uncollected accounts of $1,255,000 and $632,000 at January 28, 1995 and January 29, 1994, respectively.

Inventories--Inventories consist principally of items held for sale in its retail operations and substantially all inventories are stated at the lower of last-in, first-out (LIFO) cost or market. If the first-in, first-out method, which approximates replacement cost, had been used in determining inventory values, they would have been $54,876,000, and $51,675,000 higher at January 28, 1995 and January 29, 1994, respectively.

Property and Equipment--Property and equipment is stated at cost.
Depreciation on buildings and equipment is provided using the straight-line method over the estimated useful lives of the related assets of three to 31 years. Amortization of property under capital leases is provided using the straight-line method over the related lease terms of 24 to 52 years.

Goodwill--Goodwill is being amortized on a straight-line basis over 30 years. Management periodically evaluates the recoverability of goodwill based upon current and anticipated net income and undiscounted future cash flows. Accumulated amortization was $4,044,000 and $3,736,000 at January 28, 1995 and January 29, 1994, respectively.

Investment Securities--As of January 28, 1995, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS
No. 115 requires the classification of securities at acquisition into one of three categories: held to maturity, available for sale, or trading. At
January 28, 1995, the carrying value of all debt and equity securities approximated their aggregate fair value. Debt securities are classified as held to maturity and are included in Other Assets. Equity securities are classified as trading securities and are included in Cash and Cash Equivalents.

Outstanding Checks--Checks that have not yet cleared the bank and that are issued against bank accounts with a zero bank balance are included in current liabilities.

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

Effective January 31, 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes. Accordingly, the Company has changed its method of accounting for income taxes from the deferred method used in prior years to the method prescribed by SFAS No. 109. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Prior years' financial statements have not been restated for the accounting change (see Note 6).

Earnings Per Common Share--Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Weighted average shares reflect the dilutive effect of the outstanding stock options (ranging in exercise price from $3.24 to $41.25 per share), which was determined using the treasury stock method.

Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation. The reclassifications have no effect on reported net income.

3.  RELATED-PARTY TRANSACTIONS

At January 28, 1995, the Company leased or subleased, under operating leases, 24 store locations, and other miscellaneous property from Properties and its wholly owned subsidiaries, which have certain common ownership with the


Company. Payments under these leases and those terminated during the year were $19,734,000, $21,290,000, and $23,368,000 in 1994, 1993, and 1992,
respectively. The Company also leases 35 store locations and a distribution center from an institutional investor, who is a major beneficial shareholder of the Company's stock. Rents paid to this shareholder on these properties were $46,070,000, $39,573,000, and $38,476,000 in 1994, 1993, and 1992,
respectively.

Total rents included in operating and administrative expenses for locations leased or subleased from related parties were based on the average rental paid during the primary term of the leases. This does not include the Company's main distribution center, which is included in cost of goods sold.

On October 30, 1992, the Company purchased property totaling $3,000,000 from Properties and its wholly owned subsidiaries which have certain common ownership with the Company. Prior to this purchase, the Company paid rent on this property of $393,000 in 1992.

4.  WRITEDOWN OF CALIFORNIA ASSETS

During 1994, the Company incurred a charge of $15,978,000 ($9,906,000 after a deferred tax benefit of $6,072,000) related to the writedown of certain assets and other costs associated with the Company's decision to exit the northern California market except for two mall jewelry locations.

5.  LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):
                                                                         1994       1993
- -----------------------------------------------------------------------------------------
Commercial paper with maturities through July 1995,
  classified as long-term, interest rates of 5.35% to 6.75%
  at January 28, 1995. . . . . . . . . . . . . . . . . . . . . . . .  $324,921   $160,911
Uncommitted bank borrowings, due January 30, 1995,
  interest rates of 5.80% to 5.83% at January 28, 1995 . . . . . . .    35,000         --
Long-term notes secured by trust deeds, due through
  2012, fixed interest rates from 9.00% to 9.52% . . . . . . . . . .    43,298     43,943
Long-term notes, unsecured:
  Due 1997 through 1998, interest rate is periodically reset,
    7.00% at January 28, 1995. . . . . . . . . . . . . . . . . . . .    70,000     70,000
  Due 1996, fixed interest rate of 7.74% . . . . . . . . . . . . . .    10,000     10,000
Senior notes, due 1999 through 2007, fixed interest rates
  from 7.25% to 7.98%. . . . . . . . . . . . . . . . . . . . . . . .    57,500         --
Zero coupon notes, fixed interest rate of 9.30%. . . . . . . . . . .        --     37,024
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       197        269
                                                                      -------------------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   540,916    322,147
Less current portion . . . . . . . . . . . . . . . . . . . . . . . .      (750)      (749)
                                                                      -------------------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $540,166   $321,398
                                                                      ========   ========
- -----------------------------------------------------------------------------------------

The Company has the ability to support commercial paper, uncommitted bank borrowings, and other debt on a long-term basis through its Credit Agreement and therefore, based upon management's intent, has classified $359,921,000 of these borrowings as long-term debt.

On June 30, 1994, the Company entered into a new expanded Credit Agreement with Bank of America as agent, which now provides for, among other things:
(1) a revolving credit commitment of $400,000,000 with payment of the unpaid balance at June 30, 1999; (2) interest at a spread over LIBOR on such borrowings or various other pricing options; and (3) a facility fee of .15% of the amount of the commitment. The Agreement requires the maintenance of specified ratios and restricts the amounts of cash dividends paid. At January 28, 1995, $2,867,000 of retained earnings was available for payment of dividends or repurchase of Company stock in the following year, based on 40% of net income for the year ended January 28, 1995.

After year end, the Company entered into a separate, additional bank Credit Agreement with The Bank of Nova Scotia as agent. The facility provides for $100,000,000 of additional committed borrowing capacity with an ultimate maturity in March 1996. This facility may be extended upon request of the Company and acceptance by the participating banks. The terms and covenants contained in the facility are substantially similar to those contained in the $400,000,000 Credit Agreement, but with a facility fee of .12%.

The Company has established uncommitted lines of credit with international banks for $45,000,000 and has uncommitted bid lines of credit with certain banks within its committed bank group for $130,000,000. These lines, which generally have terms of one year, allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the 1994 Credit Agreement. The Company has unrated commercial paper programs with maturities ranging from one to 270 days in amounts up to a maximum of $400,000,000. The Company also has available letters of credit lines for $32,500,000, of which $13,908,000 had been issued at January 28, 1995.

In 1990 and 1991, the Company financed the land and building portions of three new stores with an insurance company. The notes require regular payments based on a 25-year amortization and can be called by the insurance company or repaid by the Company, without premium, after 10 years.

During 1993, the Company placed $70,000,000 of unsecured, five-year notes with five domestic and international banks. The floating rate notes bear interest at a spread over LIBOR or other pricing indices at the Company's option for durations of one month to six months. Interest on the notes is paid quarterly.

During 1994, the Company placed $57,500,000 of senior notes with several life insurance companies. The notes become due at various times between 1999 and 2007. Interest is paid semiannually.

The Company has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. At January 28, 1995, the Company had outstanding six interest rate contracts with commercial banks, having a total notional principal amount of $100,000,000. Three of these agreements effectively fix the Company's interest rate on unrated commercial paper, floating rate facilities, and uncommitted lines of credit at rates between 4.625% and 7.595% on a notional principal amount of $50,000,000. These contracts expire in 1996, 1997, and 1998. The remaining three agreements effectively limit the maximum interest rate the Company will pay at rates between 5.0% and 9.0% on notional principal amounts totaling $50,000,000. These three agreements mature in 1996, 1998, and 1999. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparties.

After 1990, the Company changed its primary method of financing land and buildings from leasing to ownership. In order to consistently reflect the financial cost of the investment in real estate under different financial arrangements, the Company reclassifies interest associated with stores and distribution centers into the operating and administrative expenses and cost of goods sold in its financial statements.

Annual estimated long-term debt maturities for the five fiscal years subsequent to January 28, 1995 are: 1995, $750,000; 1996, $10,793,000; 1997,
$11,366,000; 1998, $60,447,000; 1999, $368,455,000; and thereafter,
$89,105,000.



6.  INCOME TAXES

The provision for income taxes includes the following (in thousands):

                                                 1994      1993      1992
- -------------------------------------------------------------------------
Current . . . . . . . . . . . . . . . . . . .  $7,919   $57,894   $35,772
Deferred. . . . . . . . . . . . . . . . . . .  (3,526)   (8,296)     (189)
                                               --------------------------
Total . . . . . . . . . . . . . . . . . . . .  $4,393   $49,598   $35,583
                                               ======   =======   =======
- -------------------------------------------------------------------------

A reconciliation between the statutory federal income tax rate to the provision for income taxes is as follows (in thousands):

                                                 1994      1993      1992
- -------------------------------------------------------------------------
Federal income taxes at the statutory rate. .  $4,046   $42,176   $32,698
Settlement of certain IRS audits. . . . . . .      --     3,588        --
Deferred income taxes increase in
  statutory rate. . . . . . . . . . . . . . .      --       219        --
State income taxes. . . . . . . . . . . . . .     347     3,615     2,885
Targeted jobs and other tax credits . . . . .  (1,194)     (926)   (1,180)
Other, net. . . . . . . . . . . . . . . . . .   1,194       926     1,180
                                               --------------------------
Provision for income taxes. . . . . . . . . .  $4,393   $49,598   $35,583
                                               ======   =======   =======
- -------------------------------------------------------------------------

As a result of the adoption of SFAS 109, 1993 consolidated net income was decreased by $2,588,000 (see Note 2).

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 28, 1995 and January 29, 1994 are as follows (in thousands):

                                                           1994        1993
- ---------------------------------------------------------------------------
Deferred tax assets:
  Capitalized inventory costs . . . . . . . . . . . .  $  6,851    $  6,332
  Accrued expenses. . . . . . . . . . . . . . . . . .    19,328      17,710
  Restructuring related charges . . . . . . . . . . .     9,481       4,154
  Deferred lease transactions . . . . . . . . . . . .    17,349      18,337
  AMT credit. . . . . . . . . . . . . . . . . . . . .     5,110          --
  Other . . . . . . . . . . . . . . . . . . . . . . .     7,864       6,860
                                                       --------------------
    Total deferred tax assets . . . . . . . . . . . .    65,983      53,393
                                                       --------------------
Deferred tax liabilities:
  Accumulated depreciation. . . . . . . . . . . . . .    50,502      41,712
  Prepaid expenses. . . . . . . . . . . . . . . . . .    12,212      12,785
  LIFO inventory. . . . . . . . . . . . . . . . . . .    10,411       9,564
                                                       --------------------
    Total deferred tax liabilities. . . . . . . . . .    73,125      64,061
                                                       --------------------
Net deferred income taxes . . . . . . . . . . . . . .  $  7,142    $ 10,668
                                                       --------------------
Current deferred income taxes--asset. . . . . . . . .  $(15,116)   $( 7,828)
Noncurrent deferred income taxes--liability . . . . .    22,258      18,496
                                                       --------------------
Net deferred income taxes . . . . . . . . . . . . . .  $  7,142    $ 10,668
                                                       ========    ========
- ---------------------------------------------------------------------------

In 1992, under the prior method of accounting, the deferred income tax provision included the following (in thousands):

                                                           1992
- ---------------------------------------------------------------
Depreciation. . . . . . . . . . . . . . . . . . . . .   $ 3,122
Restructuring charge. . . . . . . . . . . . . . . . .     4,073
Rental expense. . . . . . . . . . . . . . . . . . . .    (1,827)
Purchase discounts received in advance. . . . . . . .    (1,177)
Computer system development costs capitalized . . . .    (6,516)
Other . . . . . . . . . . . . . . . . . . . . . . . .     2,136
                                                        -------
Total deferred income tax benefit . . . . . . . . . .   $  (189)
                                                        =======
- ---------------------------------------------------------------

7.  STOCKHOLDERS' EQUITY

Stock Incentive Plans--At January 28, 1995, 2,373,015 shares of common stock were reserved for issuance to employees, including officers and directors, and nonemployee agents, consultants, and advisors, under stock incentive plans. These plans provide for the granting of incentive stock options, nonqualified stock options, stock bonuses, stock appreciation rights, cash bonus rights, and performance units.

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

Stock Options--Activity under the plans was as follows (in thousands, except per share data):

                                                            Option Price
                                                   (Market Price at Date of Grant)
                                                 ----------------------------------
                                                 Shares        Per Share      Total
- -----------------------------------------------------------------------------------
Shares under option:
  Balance, January 30, 1993. . . . . . . . . . .  1,825    $12.125-30.875    $34,331
    Options granted. . . . . . . . . . . . . . .    706     30.625-36.750     23,265
    Options exercised. . . . . . . . . . . . . .   (339)    12.125-27.250     (5,856)
    Options cancelled. . . . . . . . . . . . . .    (39)    12.125-32.750     (1,089)
                                                  -----                      -------
  Balance, January 29, 1994. . . . . . . . . . .  2,153     12.125-36.750     50,651
    Options granted. . . . . . . . . . . . . . .    404     29.625-41.250     14,629
    Options exercised. . . . . . . . . . . . . .   (152)    12.125-32.750     (2,612)
    Options cancelled. . . . . . . . . . . . . .    (47)    14.250-41.250     (1,611)
                                                  -----                      -------
  Balance, January 28, 1995. . . . . . . . . . .  2,358     12.125-41.250    $61,057
                                                  =====                      =======
    Shares exercisable, January 28, 1995 . . . .  1,315     12.125-36.750
Shares available for option:
  January 29, 1994 . . . . . . . . . . . . . . .    372
  January 28, 1995 . . . . . . . . . . . . . . .     15
- ------------------------------------------------------------------------------------

Other Option--The Company's principal stockholder, FMI Associates, holds an option, which expires in 1996, that initially allowed for a purchase of up to 2,364,300 shares of the Company's common stock at $3.24 per share for an aggregate of $7,668,000. In 1992, 292,792 shares were exercised, resulting in a balance of 2,071,508 shares for an aggregate of $6,718,404. In 1993, 505,067 shares were exercised, resulting in a balance of 1,566,441 shares for an aggregate of $5,080,349. No shares under the option were exercised in 1994.

Management Bonus--In 1992, the Company awarded a stock bonus to a corporate officer for 5,000 shares totaling $124,000. Shares issued vest annually over five years.

Nonemployee Directors Stock Compensation Plan--In 1992, the Company purchased 4,016 shares of its common stock at market prices for the benefit of two of its nonemployee directors in lieu of a portion of current and future board of director fee payments. The shares total $125,000 and vest annually over five years.



8.  LEASES

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

In 1992, the Company amended leases for nine store locations, with cash rent escalating over the term of the leases. The difference between cash rent paid and the expense charged to operations is included in deferred lease transactions. The average rent over the primary lease term, which is lower than the prior rents paid, is charged to rent expense.

At January 28, 1995, deferred lease transactions consisted of $10,856,000 unamortized gain on capital leases, $33,971,000 of excess of rent expense over cash rents for the aforementioned leases, and unamortized deferred gain on a sale-leaseback transaction of $828,000.

The lease terms of certain operating leases require the payment of executory costs such as property taxes, utilities, insurance, and maintenance. Certain leases provide for percentage rents. Portions of the properties are subleased to others for periods of from one to 20 years.

At January 28, 1995, minimum rentals under noncancelable leases for future fiscal years were (in thousands):

                                          Operating   Capitalized         Less          Net
Fiscal Year                                  Leases        Leases    Subleases      Rentals
- -------------------------------------------------------------------------------------------
1995. . . . . . . . . . . . . . . . . .  $   82,826       $ 1,808      $ 6,856   $   77,778
1996. . . . . . . . . . . . . . . . . .      78,106         1,808        4,912       75,002
1997. . . . . . . . . . . . . . . . . .      76,498         1,848        4,125       74,221
1998. . . . . . . . . . . . . . . . . .      74,878         1,969        3,058       73,789
1999. . . . . . . . . . . . . . . . . .      73,693         1,969        2,319       73,343
2000 and thereafter . . . . . . . . . .     615,004        30,800       16,699      629,105
                                         ----------       -------      -------   ----------
Total . . . . . . . . . . . . . . . . .  $1,001,005        40,202      $37,969   $1,003,238
                                         ==========                    =======   ==========
Less imputed interest . . . . . . . . .                   (26,272)
                                                          -------
Present value of minimum
  rental payments . . . . . . . . . . .                    13,930
Less current portion. . . . . . . . . .                      (107)
                                                          -------
Capitalized lease obligations . . . . .                   $13,823
                                                          =======
- -------------------------------------------------------------------------------------------

As of January 28, 1995, the leases for nine store locations and certain equipment were accounted for as capital leases. The amounts representing interest expense on these capital lease obligations were included in operating and administrative expenses and were $1,848,000, $2,112,000, and $2,261,000 in 1994, 1993, and 1992, respectively.

Accumulated amortization of property under capital leases was $6,098,000, $6,072,000, and $7,708,000 at January 28, 1995, January 29, 1994, and
January 30, 1993, respectively.

Rent expense under operating leases including executory costs, and payments under capital leases were as follows (in thousands):

                                                       1994          1993          1992
- ---------------------------------------------------------------------------------------
Gross rent expense. . . . . . . . . . . . . . . .  $101,163      $104,892      $113,894
Rent income from subleases. . . . . . . . . . . .   (12,803)      (11,582)      (10,332)
                                                   ------------------------------------
Net rent expense. . . . . . . . . . . . . . . . .    88,360        93,310       103,562
Payments under capital leases . . . . . . . . . .     1,947         2,178         2,370
                                                   ------------------------------------
Total . . . . . . . . . . . . . . . . . . . . . .  $ 90,307      $ 95,488      $105,932
                                                   ========      ========      ========
- ---------------------------------------------------------------------------------------

Included in gross rent expense for 1994, 1993 and 1992 were contingent rents of $1,421,000, $1,650,000, and $1,845,000, respectively.

In 1989, the Company incurred a restructuring charge in connection with management's decision to replace or close certain stores and to convert the Company's MIS hardware from Honeywell to IBM. The decision to close certain stores was subsequently reassessed by management, and in 1991 revisions were made to the amounts accrued. At January 28, 1995, included in other long-term liabilities, were future net rentals under noncancelable leases for closed stores and for outdated computer hardware as follows (in thousands):

                                                         Less
                                                    Estimated   Estimated
                                                   Subleases/         Net
Fiscal Year                               Leases    Discounts     Rentals
- -------------------------------------------------------------------------
1995. . . . . . . . . . . . . . . . . .  $ 1,590      $   824      $  766
1996. . . . . . . . . . . . . . . . . .    1,492          824         668
1997. . . . . . . . . . . . . . . . . .    1,344          830         514
1998. . . . . . . . . . . . . . . . . .    1,344          830         514
1999. . . . . . . . . . . . . . . . . .    1,332          830         502
2000 and thereafter . . . . . . . . . .    7,441        5,889       1,552
                                         -------      -------      ------
Total . . . . . . . . . . . . . . . . .  $14,543      $10,027      $4,516
                                         =======      =======      ======

9.  EMPLOYEE BENEFIT PLANS

Employees' Profit-sharing Plan--Profit-sharing contributions under this Plan, which covers the Company's nonunion employees, are made to a trust fund held by a third-party trustee. Contributions are based on the Company's pretax income, as defined, at rates determined by the Board of Directors and are not to exceed amounts deductible under applicable provisions of the Internal Revenue Code. In 1994, the Company added a 1% basic contribution to all eligible employees' accounts each year subject to normal plan vesting. The Company expensed $5,891,000, $3,944,000, and $3,248,000 in 1994, 1993,
and 1992, respectively for these contributions.



Multi-employer Pension Plan--The Company contributes to multi-employer pension plan trusts at specified rates in accordance with collective bargaining agreements. Contributions to the trusts were $8,498,000, $9,667,000, and $9,157,000 in 1994, 1993, and 1992, respectively. The
Company's relative positions in these plans with respect to the actuarial present value of the accumulated benefit obligation and the projected benefit obligation, net assets available for benefits, and the assumed rates of return used by the plans are not determinable.

Employee Stock Purchase Plan--In April 1992, the Company implemented a noncontributory employee stock purchase plan. The plan allows employees to purchase stock in the Company via payroll deductions. The Company pays all brokerage fees associated with the purchase of the stock. The plan is available to all employees over age 18 who have completed six months of continuous employment with the Company.

Supplemental Retirement Program--In January 1994, the Company implemented a supplemental retirement program for senior management, selected vice presidents, and selected key individuals. Program provisions are as follows:

Senior Management--The plan is funded with life insurance contracts on the lives of the participants. The Company is the owner of the contracts and makes annual contributions of $25,000 per participant. Total contributions were $325,000 in 1994 and 1993. Retirement age under the plan is normally 62 with an alternative age of 65, at which point the Company will make 15 annual benefit payments to the executive.

Selected Vice Presidents and Selected Key Individuals--The Company will contribute annually a percentage of each participant's gross salary. The plan is funded with life insurance contracts on participants 54 years old and younger and variable annuity contracts for participants 55 years old and older. Each participant is the owner of his/her respective contract.

10. OTHER POSTRETIREMENT BENEFITS

For employees who qualified prior to January 1, 1994, the Company sponsored a retiree health plan for postretirement health care coverage with eligibility requirements and benefits varying by region of the Company.

Under this plan, the Company contributes 100% of the premiums for retired salaried employees qualifying under eligibility requirements which specify minimum age and years of continuous service at age 60 with 25 years of service, age 62 with 20 years of service, and age 65 with 15 years of service.

For retired salaried and hourly employees between the ages of 62 to 65 years and having completed minimum continuous service of 15 years, the retiree pays premiums at current employee rates.

As of January 1, 1994, the Company changed the eligibility requirements and benefits available under the retiree health plan. For all salaried and non-union hourly employees in all regions who retire after January 1, 1994, eligibility requirements changed to a minimum of 60 years of age with 10 years of continuous service. Under the revised plan, the retiree pays premiums at current employee rates.

The following table sets forth the plan's funded status, reconciled with the amount shown in the Company's balance sheet:

                                                  January 28, 1995   January 29, 1994
- -------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Current retirees. . . . . . . . . . . . . . . . .      $ 1,231,478        $ 1,415,454
Fully eligible plan participants. . . . . . . . .          656,973            715,869
Other active plan participants. . . . . . . . . .        2,331,405          2,902,136
                                                  -----------------------------------
Accumulated postretirement benefit obligation
in excess of plan assets. . . . . . . . . . . . .       4,219,856           5,033,459
Unrecognized transition obligation,
transition date 1/31/93 and 2/1/92. . . . . . . .      (1,420,100)         (1,503,635)
Unrecognized prior service cost . . . . . . . . .        (366,138)           (407,792)
Unrecognized net gain/(loss). . . . . . . . . . .         657,774            (841,184)
                                                  -----------------------------------
Accrued postretirement benefit cost . . . . . . .     $ 3,091,392         $ 2,280,848
                                                  ===================================
Net periodic postretirement benefit cost included
  the following components:
    Service cost--benefits attributed to service
      during the period . . . . . . . . . . . . .        $353,305            $297,804
    Interest cost on accumulated postretirement
      benefit obligation. . . . . . . . . . . . .         372,483             462,477
    Amortization of transition obligation
      over 20 years . . . . . . . . . . . . . . .         125,189             125,783
    Amortization of unrecognized loss . . . . . .          27,897              25,551
                                                  -----------------------------------
Net periodic postretirement benefit cost. . . . .        $878,874            $911,615
                                                  ===================================
- -------------------------------------------------------------------------------------

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were as follows:

Under Medicare Retirement Age--8% for one year, then grading down to 4.5% over the next seven years

Medicare Retirement Age and Over--7% for one year, then grading down to 4.5% over the next five years

The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 28, 1995 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1994 as follows:
- ------------------------------------------------------------------------------
Increase in accumulated postretirement benefit obligation. . . . . .  $707,931
Increase in service and interest costs . . . . . . . . . . . . . . .   154,060
- ------------------------------------------------------------------------------

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8%.


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

Management is not aware of any factors that would significantly change the estimated fair value amounts shown below. A comprehensive revaluation for purposes of these financial statements has not been performed since January 28, 1995, and current estimates of fair value may differ from the amounts presented herein. There are no financial instruments that potentially subject the Company to concentrations of credit risk.

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                            January 28, 1995
                                                          --------------------
                                                          Carrying   Estimated
                                                            Amount  Fair Value
- ------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents. . . . . . . . . . . . . . .  $ 34,868    $ 34,868
  Receivables. . . . . . . . . . . . . . . . . . . . . .    20,025      20,025
  Prepaid expenses and other . . . . . . . . . . . . . .    42,092      42,092
  Other long-term assets . . . . . . . . . . . . . . . .    19,423      19,370
Financial liabilities:
  Outstanding checks . . . . . . . . . . . . . . . . . .    81,341      81,341
  Accounts payable . . . . . . . . . . . . . . . . . . .   230,703     230,703
  Long-term debt and interest rate agreements. . . . . .   540,916     539,068
- ------------------------------------------------------------------------------

Cash and Cash Equivalents, Receivables, Prepaid Expenses and Other--The carrying amounts of these items are a reasonable estimate of their fair value.

Other Long-term Assets--The fair value of debt and equity investments (primarily municipal securities) is estimated using quoted market prices.

Outstanding Checks and Accounts Payable--The carrying amounts of these items are a reasonable estimate of their fair value.

Long-term Debt and Interest Rate Agreements--The fair value of notes, mortgages, and real estate assessments payable is estimated by discounting expected future cash flows. The discount rate used is the rate currently available to the Company for issuance of debt with similar terms and remaining maturities. For commercial paper and bid lines of credit under the revolving credit agreement (see Note 5), the carrying amounts are a reasonable estimate of their fair value.

The fair value of interest rate swap and cap agreements is the estimated amount at which they could be settled. At January 28, 1995, the Company could settle these agreements for a $3,851,000 gain, which is included in the estimated fair value of long-term debt.

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

13.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                 1994 Fiscal Quarters                             1993 Fiscal Quarters
(In thousands, except               --------------------------------------------    ---------------------------------------------
per-share data)                       Fourth       Third      Second       First      Fourth       Third      Second        First
- ---------------------------------------------------------------------------------------------------------------------------------
Net sales . . . . . . . . . . . . . $831,997    $626,804    $737,284    $932,347    $807,777    $644,527    $674,719     $852,059
Gross margin. . . . . . . . . . . .  220,508/1   152,358     221,733     271,435     247,492/3   189,897     206,863/4    246,123
Income (loss) from operations . . .   18,511/1  (54,799)/2    33,746      28,856      50,775/3    17,900      35,567/4     24,506
Net income (loss) before cumulative
  effect of accounting change . . .    8,568/1  (36,579)/2    19,193      15,986      30,034/3     9,897      16,962/4,5   14,011
Cumulative effect of accounting
  change. . . . . . . . . . . . . .       --         --           --          --          --          --          --       (2,588)/6
Net income (loss) . . . . . . . . .    8,568/1  (36,579)/2     19,193     15,986      30,034/3     9,897      16,962/4,5   11,423/6
                                    ========    =======     =========   ========    ========    ========    ========     ========
Earnings (loss) per common share:
Net income (loss) before cumulative
  effect of accounting change . . .     $.30/1   $(1.28)/2       $.67       $.56        $1.05/3     $.35        $.60/4,5    $ .50
Cumulative effect of accounting
  change. . . . . . . . . . . . . .       --         --            --         --           --         --          --         (.09)/6
                                        ----     ------          ----       ----        -----       ----        ----        -----
Net income (loss) . . . . . . . . .     $.30/1   $(1.28)/2       $.67       $.56        $1.05/3     $.35        $.60/4,5    $ .41/6
                                        ====     ======          ====       ====        =====       ====        ====        =====
Weighted average number of shares
  outstanding . . . . . . . . . . .   28,510     28,556        28,676     28,725       28,571     28,495      28,338       28,165
- ---------------------------------------------------------------------------------------------------------------------------------

/1 The LIFO adjustment in the fourth quarter of 1994 increased gross margin and income from operations by $2,549; net income by $1,580; and earnings per common share by $.06.
/2 The writedown of California assets in the third quarter of 1994 decreased income from operations by $15,978; net income by $9,906;
    and earnings per common share by $.35.
/3 The LIFO adjustment in the fourth quarter of 1993 increased gross margin and income from operations by $4,493; net income by $2,786; and earnings per common share by $.10.
/4 In the second quarter of 1993, a change in the LIFO computation increased gross margin by $6,178; net income by $3,892; and earnings per common share by $.14.
/5 In the second quarter of 1993, resolution of certain IRS audits and a charge for recently enacted federal statutory tax rates, applied retroactively to January 31, 1993, decreased net income by $4,368 and earnings per common share by $.15.
/6 In the first quarter of 1993, the Company adopted SFAS No. 109 which decreased net income by $2,588 and earnings per common share by $.09.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of Fred Meyer, Inc. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

The Company's financial statements have been audited by Deloitte & Touche LLP, independent auditors. Management has made available to Deloitte & Touche LLP all the Company's financial records and related data, as well as the minutes of shareholders' and directors' meetings.

Management has established and maintains an internal control structure that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The internal control structure provides for the appropriate division of responsibility, which is monitored for compliance.

The Company maintains an internal auditing program that assesses the effectiveness of the internal control structure and recommends improvements.

Deloitte & Touche LLP also considered the internal control structure in connection with its audit. Management has considered the internal auditors' and Deloitte & Touche LLP's recommendations concerning the Company's internal control structure and has taken the appropriate actions to respond to these recommendations.

The Company's principles of business conduct address, among other things, potential conflicts of interests and compliance with laws, including those relating to financial disclosure and the confidentiality of proprietary information.

The Board of Directors pursues its responsibility for the quality of the Company's financial reporting primarily through its Audit Committee, which is comprised of outside directors. The Audit Committee meets approximately three times a year with management, the corporate internal audit manager, and the independent auditors to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and accounting and financial reporting. The corporate internal audit manager and independent auditors have unrestricted access to the Audit Committee.

KENNETH THRASHER

Kenneth Thrasher
Senior Vice President, Finance and Chief Financial Officer




INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Fred Meyer, Inc.:

We have audited the accompanying consolidated balance sheets of Fred Meyer, Inc. and subsidiaries as of January 28, 1995 and January 29, 1994, and the related statements of consolidated operations, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three fiscal years in the period ended January 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fred Meyer, Inc. and subsidiaries at January 28, 1995 and January 29, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 28, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes in the fiscal year ended January 29, 1994.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Portland, Oregon

March 6, 1995


DIRECTORS

Saul A. Fox/3 (41, 1986)*
General Partner,
Kohlberg Kravis Roberts & Co.
San Francisco, California

A.M. Gleason/1 (64, 1992)
Vice Chairman of the Board
PacifiCorp (diversified public utility)
Portland, Oregon

Jerome Kohlberg, Jr. (69, 1981)
General Partner,
Kohlberg & Co.
New York, New York

Roger S. Meier/1,2,3 (69, 1985)
President,
AMCO, Inc. (investment enterprise)
Portland, Oregon

Michael W. Michelson/2,3 (43, 1981)
General Partner,
Kohlberg Kravis Roberts & Co.
San Francisco, California

Robert G. Miller/2 (50, 1991)
Chairman of the Board and
Chief Executive Officer
Fred Meyer, Inc.
Portland, Oregon

Paul E. Raether (48, 1986)
General Partner,
Kohlberg Kravis Roberts & Co.
New York, New York

/1  Audit Committee
/2  Executive Committee
/3  Compensation Committee

*   Age as of March 1, 1995 and year joined Board


MANAGEMENT COMMITTEE

Robert G. Miller (50, 1991)*
Chairman of the Board and
Chief Executive Officer

Cyril K. Green (63, 1947)
President and Chief Operating Officer

R. Eric Baltzell (54, 1962)
Senior Vice President, Stores

Roger A. Cooke (46, 1992)
Senior Vice President, General Counsel
and Secretary

Edward A. Dayoob (55, 1973)
Senior Vice President, Jewelry Group

Curt A. Lerew, III (47, 1991)
Senior Vice President, Food Group

Keith W. Lovett (51, 1992)
Senior Vice President, Human Resources

Ronald J. McEvoy (47, 1991)
Senior Vice President,
Chief Information Officer

Norman O. Myhr (47, 1978)
Senior Vice President, Sales Promotion
and Marketing

Cheryl D. Perrin (56, 1976)
Senior Vice President, Public Affairs

Mary F. Sammons (48, 1973)
Senior Vice President, General Group

Kenneth Thrasher (45, 1982)
Senior Vice President, Finance and
Chief Financial Officer

Scott L. Wippel (41, 1992)
Senior Vice President, Corporate Facilities

*   Age as of March 1, 1995 and year joined Fred Meyer


SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held at 1:00 p.m. on Tuesday, June 27, 1995 at the Red Lion Inn (East), Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon.

Stock Listing

Fred Meyer, Inc.'s common stock is traded on the New York Stock Exchange
(NYSE). The ticker symbol is FMY and the Dow Jones newspaper quotation is under FredMeyer or FrMeyer.

Form 10-K

A copy of the company's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained at no cost by writing: Shareholder Relations, Fred Meyer, Inc., P.O. Box 42121, Portland, Oregon 97242.

Independent Auditors

Deloitte & Touche LLP
Portland, Oregon

Transfer Agent and Registrar

Chemical Trust Company of California
Securityholder Relations Department
50 California Street, 10th Floor
San Francisco, California 94111
Toll-free telephone: 1-800-647-4273